IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - - - - - x
                                            :
In re                                       :   Chapter 11
                                            :
LEVITZ FURNITURE                            :   Case No. 97-1842 (MFW)
INCORPORATED, et al.,                       :
                                            :   Jointly Administered
                      Debtors.              :
                                            :
- - - - - - - - - - - - - - - - - - - - - - x



                 DISCLOSURE STATEMENT WITH RESPECT TO THIRD
                  AMENDED JOINT PLAN OF REORGANIZATION OF
             LEVITZ FURNITURE INCORPORATED AND ITS SUBSIDIARIES
                  UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                    LLP Four Times Square New York, New
                                    York 10036-6522
                                    (212) 735-3000
                                    Sally McDonald Henry
                                    Steven B. Eichel

                                                   -and-

                                    One Rodney Square
                                    Wilmington, Delaware  19899-0636
                                    (302) 651-3000
                                    Gregg M. Galardi
                                    Eric M. Davis

                                    Attorneys for Levitz Furniture
                                      Incorporated et al.,
                                    Debtors and Debtors-in-Possession

Dated:  Wilmington, Delaware
        October 30, 2000


                             EXECUTIVE SUMMARY

        On September 5, 1997 (the "Petition Date"), Levitz Furniture Incorporated ("LFI"), Levitz Furniture Corporation ("LFC"), Levitz Furniture Realty Corporation ("LFRC"), Levitz Shopping Service, Inc. ("LSS"), Levitz Furniture Company of the Midwest, Inc. ("Midwest"), Levitz Furniture Company of the Pacific, Inc. ("Pacific"), Levitz Furniture Company of Washington, Inc. ("Washington"), Levitz Furniture Company of the Midwest Realty, Inc. ("Midwest Realty"), Levitz Furniture Company of the Pacific Realty, Inc. ("Pacific Realty"), Levitz Furniture Company of Washington Realty, Inc. ("Washington Realty"), John M. Smyth Company ("JMS") and John M. Smyth Realty Company ("JMS Realty") (collectively, "Levitz" or the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. This Disclosure Statement describes certain aspects of the Plan, the Debtors' former operations, significant events occurring in the Debtors' Chapter 11 cases and related matters. This Executive Summary is intended solely as a summary of the distribution provisions of the Plan. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS THERETO IN THEIR ENTIRETY. Capitalized terms used in this Executive Summary and not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement and the Plan.

        The structure of the Plan and the distribution to holders of Claims and Interests thereunder reflect the result of extensive negotiations between Resurgence Asset Management, L.L.C., on behalf of its and its affiliate accounts ("RAM"), the Creditors' Committee and Cerberus Capital Management, L.P. on behalf of funds and accounts that it manages directly or indirectly ("Cerberus"). Each of these three groups has advised the Debtors that they support the Plan. Under the Plan, a holder of an Allowed Class 5 General Unsecured Claim (as defined below) shall receive a portion of outstanding common stock of a new entity to be formed on the Effective Date of the Plan - Levitz Home Furnishings, Inc. ("LHFI"). LHFI will own Levitz and is expected to also own the outstanding stock of Seaman Furniture Company, Inc. ("Seaman").

        The holders of the Class 5 General Unsecured Claims shall receive approximately 7.0% of the outstanding stock of LHFI for such Claims. RAM, which also holds Class 5 Claims, will receive approximately 63.1% of the outstanding stock of LHFI for contributing its Seaman stock to LHFI and approximately 18.7% in exchange for its administrative claim. Approximately
6.6 % of the LHFI stock will be held by certain new investors ("New Investors"). Estimates of Class 5 percentage ownership of LHFI equity assume (1) a New Investor equity dilution of $26.8 million and (2) approximate Class 5 claims to aggregate $306.0 million (Subclass 5.01, $99.6 million; Subclass 5.02, $96.4 million; Subclass 5.03, $101.3 million, Subclass 5.04, $8.7 million). These estimates are, subject to change, and, accordingly, actual distributions may vary. In addition, Ableco LLC ("Ableco Parent"), the ultimate parent corporation of Ableco Finance LLC ("Ableco") or its designee, in connection with providing the Junior Secured Debt Facility will receive approximately 4.7% of the outstanding stock of LHFI. The above percentages showing equity ownership of LHFI exclude warrants to be to issued to (i) Ableco Parent and RAM in connection with providing the Junior Secured Debt Facility and (ii) senior management of Seaman and Levitz, and is subject to a final determination of the amount of Allowed Claims in these cases.

        The Creditors' Committee supports the Plan and recommends that the holders of Class 4 Small Unsecured Claims and Class 5 General Unsecured Claims vote in favor of the Plan.


            SUMMARY OF ANTICIPATED DISTRIBUTIONS UNDER THE PLAN


CLASS DESCRIPTION                TREATMENT UNDER THE PLAN
-----------------                ------------------------
Class 1 -- Other Priority Claims O   UNIMPAIRED

                                 O   A holder of an Allowed Class 1 Other
                                     Priority Claim shall receive (i) Cash
                                     equal to the amount of such Allowed
                                     Class 1 Other Priority Claim or (ii)
                                     such other treatment as to which the
                                     Debtors and such holder shall have
                                     agreed upon in writing.

              Estimate of Claims     $0.00*

Class 2 -- Setoff Claims         O   UNIMPAIRED

                                 O   A holder of an Allowed Class 2 Setoff
                                     Claim shall (a) be entitled to set off
                                     such Allowed Class 2 Setoff Claim or
                                     (b) receive such other treatment as to
                                     which the Debtors and such holder
                                     shall have agreed upon in writing.

              Estimate of Claims     $0.00

Class 3 -- Miscellaneous Secured O   UNIMPAIRED
Claims
                                 O   The legal, equitable and contractual
                                     rights of a holder of Allowed
                                     Miscellaneous Secured Claims shall be
                                     Reinstated. The Debtors' failure to
                                     object to such Miscellaneous Secured
                                     Claims in the Chapter 11 cases shall
                                     be without prejudice to Reorganized
                                     Levitz's right to contest or otherwise
                                     defend against such Claim in the
                                     appropriate forum when and if such
                                     Claim is sought to be enforced by a
                                     holder of a Class 3 Miscellaneous
                                     Secured Claim. Notwithstanding section
                                     1141(c) or any other provision of the
                                     Bankruptcy Code, all prepetition liens
                                     on property of the Debtors held by or
                                     on behalf of a holder of a Class 3
                                     Miscellaneous Secured Claim with
                                     respect to such Claims shall survive
                                     the Effective Date and continue in
                                     accordance with the contractual terms
                                     of the underlying agreements with each
                                     such holder of a Claim until, as to
                                     each such holder of a Claim, the
                                     Allowed Claims of such holder of a
                                     Class 3 Miscellaneous Secured Claim
                                     are paid in full. Class 3 Claims are
                                     not Impaired.

              Estimate of Claims     $420,230

Class 4 -- Small Unsecured
             Claims              O   IMPAIRED

-----------

* The Debtors intend to object to claims in one or more classes. The final amount of claims in each class will depend upon the result of those claims objections.


                                 O   A holder of an Allowed Class 4 Small
                                     Unsecured Claim - which includes an
                                     Allowed General Unsecured Claim equal
                                     to or less than $40,000 arising from
                                     (i) the 13.375% Senior Notes due
                                     October 15, 1998 (Class 4.02), (ii)
                                     the 9.625% Senior Subordinated Notes
                                     due July, 2003 (Class 4.03), (iii) the
                                     Senior Deferred Coupon Debentures due
                                     June 15, 2002 (Class 4.04), (iv) all
                                     other General Unsecured Claims,
                                     including trade claims, rejection
                                     claims for prepetition contracts and
                                     leases, and personal injury claims
                                     (Class 4.01) - shall receive Cash in
                                     full satisfaction, settlement,
                                     release, and discharge of such Allowed
                                     Class 4 Small Unsecured Claim,
                                     including any right of contractual
                                     subordination under the Senior Note
                                     Indenture and the Senior Notes. The
                                     approximate percentage recovery of
                                     such Allowed Class 4 Small Unsecured
                                     Claims shall be as follows:

                                                              Approximate
                                                Subclass    % Distribution
                                                --------    --------------
                                                4.01             9.4%
                                                4.02             12.6%
                                                4.03             6.3%
                                                4.04             9.4%

                                     The treatment of Subclasses 4.02 and
                                     4.03 incorporates a settlement of
                                     subordination issues in the form of a
                                     2 to 1 step down between the 13.375%
                                     Senior Notes due October 15, 1998 and
                                     the 9.625% Senior Subordinated Notes
                                     due July, 2003. This settlement was
                                     reached after extensive negotiations
                                     between the largest holders of these
                                     securities.

              Estimate of Claims     $11,000,000

Class 5 -- General Unsecured     O   IMPAIRED
Claims

                                 O   Holders of Allowed Class 5 General
                                     Unsecured Claims - which include
                                     Claims in excess of $40,000 arising
                                     from (i) the 13.375% Senior Notes due
                                     October 15, 1998 (Class 5.02), (ii)
                                     the 9.625% Senior Subordinated Notes
                                     due July, 2003 (Class 5.03), (iii) the
                                     Senior Deferred Coupon Debentures due
                                     June 15, 2002 (Class 5.04), (iv) all
                                     other General Unsecured Claims,
                                     including trade claims, rejection
                                     claims for prepetition contracts and
                                     leases, and personal injury claims
                                     (Class 5.01) - shall receive in total,
                                     a distribution of 7.0% of the LHFI
                                     Initially Issued and Outstanding
                                     Common Stock, in full satisfaction,
                                     settlement, release, and discharge of
                                     such Allowed Class 5 General Unsecured
                                     Claim, including any right of
                                     contractual subordination under the
                                     Senior Note Indenture and the Senior
                                     Notes. The distribution of stock to
                                     holders of Allowed Class 5 General
                                     Unsecured Claims is subject to a final
                                     determination of the amount of Allowed
                                     Claims in these cases and depends on
                                     the nature of the claim made. It is
                                     anticipated that distributions will be
                                     made in approximate accordance with
                                     the following table:


                                                                     Approximate      Approximate
                                     Subclass   Estimated Claims      % Ownership     % Distribution
                                     --------   ----------------     ------------     --------------
                                     5.01       $  99.6 million           2.3%           9.4%
                                     5.02       $  96.4 million           3.0%          12.6%
                                     5.03       $ 101.3 million           1.6%           6.3%
                                     5.04       $   8.7 million           0.2%           9.4%
                                                ---------------

                                     Total      $306.0 million**

                                     The treatment of Subclasses 5.02 and
                                     5.03 incorporates a settlement of
                                     subordination issues in the form of a
                                     2 to 1 step down between the 13.375%
                                     Senior Notes due October 15, 1998 and
                                     the 9.625% Senior Subordinated Notes
                                     due July, 2003. This settlement was
                                     reached after extensive negotiations
                                     between the largest holders of these
                                     securities. The above estimates of
                                     Class 5 percentage ownership of LHFI
                                     equity assume (1) a New Investor
                                     equity dilution of $26.8 million and
                                     (2) the claims estimates set forth
                                     above. These estimates are subject to
                                     change and, accordingly, actual
                                     distributions may vary from the
                                     estimates set forth above.

              Estimate of Claims     $295,000,000

Class 6 -- Subordinated Claims   O   IMPAIRED

                                 O   A holder of a Class 6 Subordinated
                                     Claim shall not be entitled to, and
                                     shall not, receive or retain any
                                     property or interest in property on
                                     account of such Class 6 Subordinated
                                     Claim.

Class 7 -- Intercompany Claims   O   IMPAIRED

                                 O   A holder of a Class 7 Intercompany
                                     Claim shall not be entitled to, and
                                     shall not, receive or retain any
                                     property or interest in property on
                                     account of such Class 7 Intercompany
                                     Claim.

Class 8 -- Interests             O   IMPAIRED

                                 O   A holder of a Class 8 Interest shall
                                     not be entitled to, and shall not,
                                     receive or retain any property or
                                     interest in property on account of
                                     such Class 8 Interest.

------------

** The Debtors estimate that the total amount of unsecured claims is approximately $306 million, and that approximately $11,000,000 are Class 4 Small Unsecured Claims and $295,000,000 are Class 5 General Unsecured Claims. The actual amount of claims in both classes will depend, in part, upon the results of the Debtors' objections to claims.


                                 DISCLAIMER

        THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT REORGANIZATION PLAN OF LEVITZ FURNITURE INCORPORATED AND ITS SUBSIDIARIES (THE "PLAN") AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

        ALL CREDITORS SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE PRECEDING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF. AFTER THE DATE HEREOF, THERE CAN BE NO ASSURANCE THAT (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN WILL BE MATERIALLY ACCURATE, AND (B) THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

        THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS WITH "ADEQUATE INFORMATION" (AS DEFINED IN THE BANKRUPTCY CODE) SO THAT THEY CAN MAKE AN INFORMED JUDGMENT ABOUT THE PLAN. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING, SECURITIES OF THE DEBTORS SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

        THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS.

        THE DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY
NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION OR PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS.


                             TABLE OF CONTENTS


                                                                               Page

I.  INTRODUCTION..................................................................1

II.  THE BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES.......................1
         A. Definitions...........................................................1
         B. Notice To Holders Of Claims And Interests.............................1
         C. Solicitation Package..................................................2
         D. Voting Procedures, Ballots, And Voting Deadline.......................2
         E. Confirmation Hearing And Deadline For Objections To Confirmation......3

III. POST EMERGENCE OPERATIONS....................................................4
         A. OVERVIEW OF POST EMERGENCE OPERATIONS.................................4
         B. STRUCTURE OF OPERATIONS...............................................5
         C. POST EMERGENCE CAPITAL STRUCTURE......................................5
               1.   Post Confirmation Senior Secured Borrowing Facility...........5
               2.   Junior Secured Debt Facility..................................6
               3.   Equity........................................................6

         D. RESURGENCE ASSET MANAGEMENT, LLC......................................6
         E. OVERVIEW OF SEAMAN....................................................7
         F. ABLECO................................................................7

IV. HISTORY OF THE DEBTORS AND COMMENCEMENT OF THE CASES..........................7
         A. OVERVIEW OF PREPETITION OPERATIONS....................................7
               1.   History.......................................................7
               2.   Overview of Business Operations...............................7
               3.   Merchandising.................................................8
               4.   Competition...................................................8
               5.   Employees.....................................................8
         B. PREPETITION ACQUISITION ACTIVITIES....................................9
         C. LEGAL PROCEEDINGS.....................................................9
         D. EVENTS LEADING TO CHAPTER 11 FILINGS..................................9

V.  PREPETITION CAPITAL STRUCTURE OF THE DEBTORS.................................10
         A. THE PREPETITION CREDIT FACILITIES....................................10
         B. UNSECURED DEBT.......................................................10

VI.  THE DEBTORS' CORPORATE STRUCTURE............................................11
         A. CURRENT CORPORATE STRUCTURE..........................................11
         B. SENIOR OFFICERS AND DIRECTORS........................................11
               1.   Management ..................................................11
               2.   Levitz Furniture Incorporated................................11
         C. EXECUTIVE EMPLOYMENT AGREEMENTS......................................12

VII.  THE CHAPTER 11 CASES.......................................................12
         A. CONTINUATION OF BUSINESS; STAY OF LITIGATION.........................12
         B. SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES.......................13
               1.   First Day Orders.............................................13
               2.   Parties In Interest and Advisors.............................13
               3.   The DIP Facility.............................................14
               4.   Results of Postpetition Operations...........................15
               5.   Postpetition Customer Credit Program.........................15
               6.   Customer Credit Insurance Program............................16
               7.   Closing Unprofitable Stores Through GOB Sales................16
               8.   Sale/Leaseback Transaction...................................16
               9.   Bulk Sale Transaction........................................17
               10.  Other Significant Court Actions..............................17

VIII.  SUMMARY OF THE PLAN.......................................................22
         A. OVERALL STRUCTURE OF THE PLAN........................................23
         B. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.................23
               1.   Unclassified Claims..........................................23
               2.   Unimpaired Classes Of Claims.................................24
               3.   Impaired Classes of Claims...................................25
               4.   Impaired Class of Interests..................................27
         C. MEANS OF PLAN IMPLEMENTATION.........................................27
               1.   Cancellation Of Existing Securities..........................27
               2.   Substantive Consolidation....................................27
               3.   Termination of DIP Facility..................................28
               4.   The Creditors' Committee.....................................28
         D. MISCELLANEOUS........................................................28
               1.   Litigation Concerning Management Agreement and Shared
                     Services Agreement..........................................28
               2.   Officers and Directors.......................................28
               3.   Post Emergence Employment Contracts..........................28
               4.   Certificate Of Incorporation And By-Laws.....................29
         E. DISTRIBUTIONS UNDER THE PLAN.........................................29
               1.   Disbursing Agent.............................................29
               2.   LHFI Stock...................................................29
               3.   Issuance of Warrants.........................................29
               4.   Date of Distributions........................................30
               5.   Surrender Of Debt Securities.................................30
               6.   Record Date For Distribution To Creditors Holding
                    Debt Securities..............................................30
               7.   Means Of Cash Payment........................................30
               8.   Interest on Claims...........................................30
               9.   No Fractional Securities Issued..............................31
         F. RESOLUTION OF DISPUTED CLAIMS........................................31
               1.   Objection Deadline...........................................31
               2.   No Distributions Pending Allowance...........................31
               3.   Administrative Claims Distribution Reserve...................31
               4.   Unsecured Claims Distribution Reserve........................31
               5.   Miscellaneous................................................32
         G. ADMINISTRATIVE CLAIMS BAR DATES......................................32
               1.   Professional Fees............................................32
               2.   Other Administrative Claims..................................33
         H. MISCELLANEOUS PLAN PROVISIONS........................................33
               1.   Preservation of Litigation Claims............................33
               2.   Treatment of Executory Contracts and Unexpired Leases........33
               3.   Allocation of Plan Distributions Between Principal
                    and Interest.................................................34
               4.   Retention of Jurisdiction....................................34
               5.   Injunction Regarding Worthless Stock Deduction...............34
               6.   Revesting of Assets..........................................34
         I. MODIFICATIONS AND AMENDMENTS TO THE PLAN.............................34
         J. EXCULPATION AND LIMITATION OF LIABILITY..............................35

IX.  CERTAIN FACTORS TO BE CONSIDERED............................................35
         A. GENERAL CONSIDERATIONS...............................................35
         B. CERTAIN BANKRUPTCY CONSIDERATIONS....................................35
               1.   Objection to Classifications.................................35
               2.   Risk of Nonconfirmation of the Plan..........................35
         C. LITIGATION...........................................................36
         D. ILLIQUID REORGANIZED EQUITY..........................................36
         E. UNLIQUIDATED CLAIMS..................................................36
         F. INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS........................36
         G. DIVIDENDS............................................................37
         H. EXIT FINANCING.......................................................37
         I. CERTAIN TAX CONSIDERATIONS...........................................37

X.  RESALE OF SECURITIES RECEIVED UNDER THE PLAN.................................37

XI.  MATERIAL UNITED STATES FEDERAL INCOME TAX
         CONSEQUENCES OF THE PLAN................................................38
         A. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO LEVITZ..............39
               1.   Cancellation of Indebtedness Income..........................39
               2.   Amount and Use of Net Operating Loss Carryforwards
                      and Other Tax Attributes...................................40
               3.   Deductions of Accrued Interest by Reorganized Levitz.........43
               4.   Alternative Minimum Tax......................................43
         B. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS
              OF CLAIMS AND INTERESTS............................................43
               1.   Class 1 (Other Priority Claims), Class 2 (Setoff
                      Claims) and Class 4 (Small Unsecured Claims)...............43
               2.   Class 3 (Miscellaneous Secured Claims).......................44
               3.   Class 5 (General Unsecured Claims)...........................44
               4.   Class 6 (Subordinated Claims) and Class 8 (Interests)........45
               5.   Market Discount..............................................46
               6.   Bad Debt or Loss Deduction...................................46
               7.   Information Reporting and Backup Withholding.................46

XII.  PLAN CONFIRMATION..........................................................47
         A. REQUIREMENTS FOR PLAN CONFIRMATION...................................47
         B. PLAN FEASIBILITY.....................................................48
         C. ACCEPTANCE OF THE PLAN...............................................48
         D. BEST INTERESTS OF CLAIMHOLDERS.......................................48
         E. LIQUIDATION ANALYSIS.................................................49
               1.   Assumptions..................................................49
               2.   Distributions; Absolute Priority.............................50
               3.   Conclusion...................................................50
         F. PROJECTIONS AND VALUATION ANALYSIS OF LHFI...........................50
               1.   Projections..................................................50
               2.   Valuation....................................................51
         G. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES:
            THE "CRAMDOWN" ALTERNATIVE...........................................52
         H. CONDITIONS TO THE CONFIRMATION DATE AND THE EFFECTIVE DATE...........53
         I. WAIVER OF CONDITIONS.................................................55
         J. EFFECT OF CONFIRMATION AND CONSUMMATION..............................55

XIII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.................55
         A. CONTINUATION OF THE CHAPTER 11 CASES.................................55
         B. LIQUIDATION UNDER CHAPTER 7..........................................56
         C. ALTERNATIVE PLAN OF REORGANIZATION...................................56

XIV.  VOTING REQUIREMENTS........................................................56
         A. VOTING REQUIREMENTS..................................................57
         B. SPECIAL NOTE FOR HOLDER OF SECURITIES................................58
               1.   Beneficial Owners............................................58
               2.   Brokerage Firms, Banks, And Other Nominees...................58
         C. FIDUCIARIES AND OTHER REPRESENTATIVES................................59
         D. PARTIES IN INTEREST ENTITLED TO VOTE.................................59
         E. CLASSES IMPAIRED UNDER THE PLAN......................................59

XV.  CONCLUSION..................................................................60
         A. HEARING ON AND OBJECTIONS TO CONFIRMATION............................60
               1.   Confirmation Hearing.........................................60
               2.   Date Set For Filing Objections To Confirmation...............61
         B. DOCUMENTS REFERENCED SHOULD BE READ FOR COMPLETE INFORMATION.........61
         C. SOURCES OF INFORMATION FOR DISCLOSURE STATEMENT......................61
         D. RECOMMENDATION.......................................................61


                             TABLE OF EXHIBITS

EXHIBIT                    NAME

A           Reorganization Plan of Levitz Furniture, Inc. and Its Subsidiaries

B           List of Officers and Directors for LFI's Subsidiaries

C           LFI Form 10-Q For Fiscal Quarter Ended June 30, 2000

D           LFI Form 10-K For Fiscal Year Ended March 31, 2000

E           Projections

F           Liquidation Analysis



      DISCLOSURE STATEMENT WITH RESPECT TO THIRD AMENDED JOINT PLAN OF REORGANIZATION OF LEVITZ FURNITURE INCORPORATED AND ITS SUBSIDIARIES

                              I. INTRODUCTION

        The Debtors*** hereby transmit this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the United States Bankruptcy Code (the "Bankruptcy Code"), for use in the solicitation of votes on their third amended joint reorganization plan, dated and filed with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on October 30, 2000 (the "Plan"). A copy of the Plan is attached to this Disclosure Statement as Exhibit A.

        This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financing history, the need to seek Chapter 11 protection, significant events that have occurred during the Debtors' Chapter 11 cases, and the anticipated organization, operation and financings of Reorganized Levitz. This Disclosure Statement also describes the Plan, certain effects of Plan confirmation, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims in impaired Classes must follow for their votes to be counted.

        For a description of the plan as it relates to holders of claims against the debtors, please see "Summary of the Plan."

        This disclosure statement contains summaries of certain provisions of the Plan, certain statutory provisions, certain documents related to the Plan, certain events in the Debtors' chapter 11 cases, and certain financial information. Although the Debtors believe that the Plan and related document summaries are fair and accurate, such summaries are qualified to the extent that they do not set forth the entire text of such documents or statutory provisions. Factual information contained in this disclosure statement has been provided by the Debtors' management, except where otherwise specifically noted. The Debtors are unable to warrant or represent that the information contained herein, including the financial information, is without any inaccuracy or omission.


         II. THE BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.      DEFINITIONS

        Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

B.      NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

        This Disclosure Statement is being transmitted to holders of certain Claims against, or Interests in, the Debtors. The primary purpose of this Disclosure Statement is to provide those Creditors voting on the Plan with adequate information so that they can make a reasonably informed decision with respect to the Plan before voting to accept or to reject the Plan.

        On November 1, 2000, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the holders of Claims against the Debtors to make an informed judgment about the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN, NOR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

-----------

*** The terms "Levitz" and "Debtors" are used interchangeably to refer to all of the debtors that filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code.


        IF CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS, YOU ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT CAREFULLY. IN PARTICULAR, HOLDERS OF IMPAIRED CLAIMS WHO ARE ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS TO THE PLAN CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR
TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, the liquidation and distribution of the Debtors' assets, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 cases.

        CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS OR MAY CONTAIN ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. Except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur after the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time after the date hereof.

        THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made until distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

C.      SOLICITATION PACKAGE

        Accompanying this Disclosure Statement are copies of (i) the Plan (Exhibit A); (ii) the notice of, among other things, the time for submitting ballots ("Ballots") to accept or reject the plan, the date, time and place of the hearing to consider confirmation of the Plan and related matters, and the time for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"); and (iii) for creditors whose Claims are impaired and who are entitled to vote on the Plan, one or more Ballots (and return envelopes) to be used in voting to accept or to reject the Plan. If you did not receive a Ballot in your package and believe that you should have, please contact the voting agent named below in the next subsection.

D.      VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

        After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, please (i) indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed Ballot and (ii) complete and sign your ORIGINAL Ballot (copies will not be accepted) and return it in the envelope provided so that it is RECEIVED by the Voting Deadline (as defined below). Please note that if you are in Class 4 or 5 and hold the Debt Securities evidencing your Claim through a broker or other financial intermediary, you must return your ballot to such broker or financial intermediary sufficiently in advance of the Voting Deadline to permit such broker or financial intermediary to fill out and return a master ballot by the Voting Deadline.

        Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement. If you believe you received the wrong Ballot, please contact the voting agent named below in the next subsection.

        IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ACCOMPANYING THE BALLOT AND RECEIVED NO LATER THAN DECEMBER 4, 2000 AT 4:00 P.M. EASTERN TIME (THE "VOTING DEADLINE") BY DONLIN, RECANO & CO., INC. (THE "VOTING AGENT"). DO NOT RETURN ANY DEBT INSTRUMENTS WITH YOUR BALLOT.

        If you have any questions about the procedure for voting your Claim or with respect to the packet of materials that you have received, please contact the Voting Agent at the following address and phone number:

                             Donlin, Recano & Co., Inc.
                             419 Park Avenue South
                             Suite 1206
                             New York, New York 10016
                             (212) 481-1411

        If you wish to obtain, at your own expense (unless otherwise specifically required by Fed. R. Bank. P. 3017(d)), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

        FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE "VOTING REQUIREMENTS."

E.      CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

        The Bankruptcy Court has scheduled a hearing on confirmation of the Plan (the "Confirmation Hearing") to begin on December 8, 2000 at 2:00 p.m. Eastern Time, or as soon thereafter as counsel may be heard, before the Honorable Mary F. Walrath, United States Bankruptcy Judge, in the United States Bankruptcy Court, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan must be filed with the clerk of the Bankruptcy Court and served so that they are RECEIVED on or before December 4, 2000, at 4:00 p.m. Eastern Time by:



Counsel for the Debtors                                  United States Trustee

   Skadden, Arps, Slate, Meagher & Flom LLP                 The Office of the United States Trustee
   Four Times Square                                        601 Walnut Street
     New York, New York 10036-6522                          Curtis Center, Suite 950
   Attn: Sally McDonald Henry                               Philadelphia, Pennsylvania 19106
           - and -                                          Attn: Maria Giannirakis, Esq.
   Skadden, Arps, Slate, Meagher & Flom LLP
   One Rodney Square
   Wilmington, Delaware 19899-0636
   (302) 651-3000
   Attn:  Gregg M. Galardi
                                                         Counsel for the Creditors' Committee

                                                            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                                            590 Madison Avenue, 19th Floor
                                                            New York, New York 10038
                                                            Attn: Lisa G. Beckerman, Esq.
                                                                           -and-
                                                            Rosenthal, Monhait, Gross & Goddess, P.A.
                                                            Mellon Bank Center, Suite 1401
                                                            Wilmington, Delaware 19899-1070
                                                            Attn:  Kevin Gross, Esq.

Ableco Finance LLC
   Cerberus Capital Management
   450 Park Avenue, 28th Floor
   New York, New York  10022
   Attn:  Mark A. Neporent
                                                         Counsel to RAM

                                                            O'Melveny & Myers LLP
                                                            Citicorp Center
                                                            153 East 53rd Street
                                                            New York, New York 10022-4611
                                                            Attn:  Peter Pantaleo, Esq.


The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.


                       III. POST EMERGENCE OPERATIONS

A.      OVERVIEW OF POST EMERGENCE OPERATIONS

        As an integral part of Levitz' emergence from Chapter 11, a new holding company--LHFI-will be created to own 100% of the stock of both Levitz and Seaman and to allow the operations of the two companies to be combined in certain respects. The combination of Levitz and Seaman will occur upon the effectiveness of the Plan. Under the Plan, Class 5 General Unsecured Creditors will receive stock in LHFI.

        In general, LHFI's strategy will be to continue to operate the "front-end" Levitz and Seaman retail stores as separate chains, with distinct merchandising, store appearance and operating management teams, while combining the "back-end" distribution warehousing and corporate administrative support functions. LHFI's organization will allow it to operate its stores with strong senior management with regional focus. Edward Grund, Levitz's Chief Executive Officer, will manage LHFI's West Coast operations, which will consist of the current 43 Levitz retail stores and affiliated distribution centers. Alan Rosenberg, Seaman's Chief Executive Officer, will manage LHFI's East Coast operations, which will consist of the current 58 Seaman's retail stores and the current 15 Levitz East Coast stores, along with the affiliated distribution centers. Levitz's corporate headquarters, located in Boca Raton, Florida and accounting office, located in Pottstown, Pennsylvania, will be consolidated with Seaman's corporate functions into offices located in Long Island, New York.

        LHFI's strategy will focus on three core initiatives:

o CONSOLIDATION OF LEVITZ'S DISTRIBUTION SYSTEM. Levitz currently operates 20 distribution centers, with 7 on the East Coast and 13 on the West Coast. Although this represents a significant reduction from the 36 distribution centers Levitz operated in its continuing markets as of the Petition Date, the continued large number of distribution centers would provide many disadvantages to Levitz, including logistical complexity, slow inventory turnover, high in-bound freight costs, inability to economically source product offshore and high operating costs due to inefficient warehouse design. In contrast, Seaman operates in a centralized distribution environment, with two distribution centers and a cross-docking facility serving its entire company. As part of combining the operations of the two companies, all of the current Levitz East Coast distribution centers will be closed and their distribution will be fulfilled out of a new facility currently under construction that will serve both Levitz and Seaman. Separately, centralized distribution facilities will be opened to support the Levitz West Coast operations in the Los Angeles, San Francisco and Seattle/Portland markets. The total number of distribution centers servicing the Levitz stores is projected to decline to 7 by fiscal 2004.

o INCREASED STORE DENSITY WITHIN EXISTING CORE MARKETS. Levitz and Seaman will continue the strategy that they have both pursued to increase their store density within core markets on the East and West Coasts by opening new retail locations. Total LHFI store count is projected to increase from 116 in fiscal 2001 to 165 in fiscal 2005. By filling-in existing markets, it is anticipated that LFHI will achieve additional economies in costs such as advertising and general and administrative expenses and to leverage existing distribution capacity.

o STRONGER VENDOR RELATIONSHIPS. Both Levitz and Seaman will undertake efforts to consolidate their vendor structure and build stronger partnering relationships with key vendors who can support the complex demands of regionally dominant, mass-market furniture retailers. By creating closer vendor relationships, it is anticipated that LHFI can remove costs from the vendor/merchant channel and can improve the product offering to the customer.

B.      STRUCTURE OF OPERATIONS

                             [GRAPHIC OMITTED]



C.      POST EMERGENCE CAPITAL STRUCTURE

        1.     Post Confirmation Senior Secured Borrowing Facility

        It is anticipated that LHFI will enter into a senior secured borrowing facility (the "Senior Facility") that would provide for a maximum commitment of approximately $100 million and would be secured by a lien on substantially all the assets of LHFI and its subsidiaries. The Senior Facility would provide for revolving borrowings and the issuance of letters of credit with maximum outstanding borrowings at any time being subject to a borrowing base with customary advance rates against eligible inventory and accounts receivable. It is expected that the interest rate on the Senior Facility would be defined with reference to customary LIBOR and prime rate indices. The Senior Facility, in connection with the Junior Secured Debt Facility discussed below, will provide for LHFI's operating and working capital financing needs.

        It is anticipated that an inter-creditor agreement would provide, among other things, for the Junior Secured Debt Facility to have liens and security interests in all assets of LHFI and its subsidiaries, junior to the liens and security interest in favor of the Senior Facility. The Senior Facility or the inter-creditor agreement would also provide for the periodic borrowing and repayment of the Junior Secured Debt Facility, subject to minimum availability amounts determined pursuant to the Senior Facility borrowing base.

        It is anticipated that LHFI will borrow approximately $6.8 million secured by a mortgage on a distribution center owned by Seaman. The proceeds would be used to repay the approximately $2.7 million existing mortgage on that property and to provide additional working capital. If this mortgage financing were originated with the Senior Facility lender, the total borrowings under the Senior Facility would increase by the amount of the new mortgage.

        2.     Junior Secured Debt Facility.

        The Junior Secured Debt Facility will be a $47 million, or such larger amount to be agreed to by Ableco or RAM, multi-draw term loan to be provided by Ableco and RAM, of which approximately $7.0 million shall represent the refinancing of $7.0 million of Secondary Notes issued pursuant to Overadvance Term Loan owed to RAM. The Junior Secured Debt Facility shall be secured by the same assets as secure the Senior Facility and shall have a three year term. LHFI shall pay 12% cash interest on the outstanding balance of the Junior Secured Debt Facility, payable semi-annually in arrears, with an additional 4% PIK interest, 2% of which shall be forgiven if the Junior Secured Debt Facility is refinanced within two years. No principal shall be due until the end of the three year term.

        Ableco Parent shall receive 4.7% of the LHFI Initially Issued and Outstanding Common Stock. In addition, Ableco Parent and RAM shall receive warrants representing 4.7% of the LHFI Stock, on a pro rata basis, in respect of their $40 million and $7 million commitments in the Junior Secured Debt Facility, respectively, on a fully diluted basis, without taking into consideration the grants of equity interests of management of Levitz and Seaman to purchase up to 15% of the common stock of LHFI. The warrants will entitle Ableco Parent and RAM to purchase the stock pursuant to the warrants at a price of $8.00 per share.

        3.     Equity

        The ownership of LHFI, before giving effect to the issuance of warrants to RAM and Ableco Parent and management incentive stock dilution, shall be as follows:*

               (i) 63.1% to RAM for its holdings of 100% of Seaman stock;

               (ii) 18.7% to RAM for its Overadvance Term Loan to Levitz;

               (iii) 7.0% to holders of Class 5 General Unsecured Claims (Including the Class 5 Claims of RAM and Cerberus);

               (iv) 4.7% to Ableco Parent (or its designee) for providing the Junior Secured Debt Facility; and

               (v) 6.6% to certain New Investors for their $26.8 million investment in LHFI

               * The ownership percentage may not equal 100% due to rounding.

        The issuance of the above LHFI Stock will be diluted by the issuance of warrants to Ableco Parent and RAM, representing 4.7% of the LHFI Stock, on a fully diluted basis, without taking into consideration the grants of equity interests of management of Levitz and Seaman to purchase up to 15% of the common stock of LHFI. In addition, the management of Levitz and Seaman will, subject to LHFI's board of directors' determination, receive grants of equity interests to purchase up to 15% of the common stock of LHFI on a fully diluted basis, taking into consideration the warrants issued to Ableco Parent and RAM.

D.      RESURGENCE ASSET MANAGEMENT, LLC

        Levitz anticipates that the largest shareholder of LHFI will be RAM on behalf of its affiliate client accounts. RAM is a leading global private investment firm with approximately $1.2 billion under management.

        In the Levitz case, RAM has purchased more than one-third of Levitz's senior notes, nearly one-half of Levitz's general unsecured claims, close to one hundred percent of Levitz's subordinated bonds and close to one hundred percent of LFI's Senior Deferred Coupon Debentures. In addition, RAM has supplied over 30% of Levitz's post-petition financing on a secured basis and has provided additional credit support for certain of Levitz's trade obligations.

        RAM currently owns a majority of Seaman's stock.

E.      OVERVIEW OF SEAMAN

        Seaman is a mid-price point furniture retailer headquartered in Woodbury, New York with a presence in the following major markets: the New York, New Jersey, Connecticut corridor (37 stores); the Philadelphia metropolitan area (8 stores); and northeastern Ohio (7 stores). Seaman's philosophy targets middle-income, value-oriented consumers through value pricing, quality products, consumer service, quick delivery and private label credit. Key to this philosophy is Seaman's merchandising strategy of stocking and displaying a similar variety of furniture styles, with a carefully limited selection of fabrics, finishes and colors. This strategy allows Seaman to purchase inventory in large quantities at substantial savings to Seaman, which are ultimately passed on to the consumer. Consumers realize further savings when they take advantage of Seaman's "Package" program, which entails the purchase of complimentary furniture items at a reduced per item cost. Furniture styles carried include contemporary, European, high-fashion, traditional, country and casual. Seaman advertises through newspaper, radio and television ads which focus on the company's reputation as a quality, value-oriented retailer. Seaman believes that it is the largest specialty furniture retailer in the Northeastern U.S. in terms of sales, and is the market leader in the greater New York metropolitan area.

F.      ABLECO

        Ableco is a private asset-based lending company affiliated with certain senior members of the management of Cerberus. Ableco's ultimate parent is Ableco Parent, a private holding company, that is managed by certain members of senior management of Cerberus's general partner.

          IV. HISTORY OF THE DEBTORS AND COMMENCEMENT OF THE CASES

A.      OVERVIEW OF PREPETITION OPERATIONS

        1.     History

        In 1910, R.B. Levitz opened a retail store in Lebanon, Pennsylvania. R.B. Levitz had two sons, Ralph and Leon, who grew up in that business, and who opened a retail furniture store in Pottstown, Pennsylvania, in 1936, bearing the family name. In 1963, Levitz opened large stores in Allentown, Pennsylvania and Phoenix, Arizona. In 1967 and 1968, one new store was opened each year and five stores were opened in 1969. The real thrust of Levitz's expansion program began in 1971, when thirteen stores were opened, almost doubling the size of Levitz in that one year. Levitz continued to expand thereafter. As of the Petition Date, Levitz was the second largest specialty retailer of furniture in the United States and operated 129 stores in 22 of the largest 25 metropolitan statistical areas. Levitz currently operates 58 stores, which are serviced by 20 warehouses.

        2.     Overview of Business Operations

        Levitz's retailing concept targets value-conscious consumers by offering:

              o       broad selections of furniture and accessories;
              o       nationally advertised brands;
              o       competitive prices; and
              o       immediate availability of merchandise.

Levitz offers one of America's largest selection of quality brand name furniture at guaranteed low prices. The company's large stores facilitate the display of a broad selection of furniture and accessories. Levitz's sales volume creates a key channel of distribution for its principal vendors. Management has developed strong partnerships with these principal vendors from whom it purchases large quantities of quality merchandise, often at substantial savings. This buying power enables Levitz to price its merchandise very competitively.

        3.     Merchandising

        Levitz targets value-conscious consumers between 18 and 44 years of age with a family income between $45,000 and $65,000 per year. Its customers seek moderately priced merchandise to upper moderately priced merchandise, appreciate style and recognize value.

        Levitz offers a wide array of choices to the value-conscious consumer. The large product selection, including bedding, bedroom and dining room furniture, and upholstery, is an inducement for consumers to purchase at Levitz and differentiates Levitz from its competitors.

        To attract consumers who prefer more customized merchandise, Levitz can special order fabrics on upholstered products from a wide variety of preselected patterns. Moreover, Levitz has enhanced its special order leather program, which allows customers to receive their merchandise generally within four weeks of purchase.

        4.     Competition

        The home furnishings industry is a highly competitive and fragmented market with sales for furniture, bedding and decorative accessories by furniture stores in the United States estimated at $37.2 billion in 1999. According to a leading industry publication, the nation's 100 largest furniture retailers accounted for approximately 53.0% of all furniture sales by furniture stores in the United States in 1999. According to the same publication, in 1999 Levitz represented 1.4% of total domestic furniture sales, and was the eleventh largest specialty retailer of furniture in the United States. Because of its presence in multiple markets, the Levitz name is widely recognized by furniture customers.

        Levitz's competition varies significantly according to geographic areas. Levitz's principal competitors consist of local independent specialty furniture retailers. Levitz also competes with national and regional specialty furniture retailers, general merchandisers and, in certain limited categories, wholesale clubs, Internet based and "800" number based retailers. In the future, Levitz may have increasing competition from other major retail operations, some of which may have greater financial and other resources than Levitz. Levitz may seek to increase market concentration by opening additional stores in its remaining markets.

        5.     Employees

        As of March 31, 1997, Levitz had roughly 3,757 full-time employees and 1,261 part-time employees for a total of 5,018 employees. As a result of management's operating initiatives, including its warehouse rationalization program, closing stores and streamlining the Debtors' corporate structure, the Debtors have significantly reduced the number of employees. As of September 26, 2000, the Debtors had 2,153 full-time employees and 617 part-time employees for a total of 2,770 employees, of whom 932 were engaged in sales, 291 in merchandising and display, 862 in warehouse and maintenance functions and 685 in office and administrative work.

        Sales personnel are paid primarily on a commission basis. Levitz's store manager and key marketing, distribution and operations personnel may receive, in addition to their base salaries, bonus compensation based upon achieving planned sales and operating performance for the location or locations for which the employee has responsibility.

        Levitz maintains a facility at Tukwila, Washington in which its sales employees are covered by a collective bargaining agreement with a local of the United Food and Commercial Workers Union ("UFCW"). This collective bargaining agreement expires in December 2000.

        Levitz has established and maintained a pension plan for certain of its employees known as the Levitz Furniture Corporation Employees Retirement Plan (the "Pension Plan"). The Pension Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (29 U.S.C. section 1301 et seq.). In 1996, the Pension Plan was amended to provide that no further benefits would accrue after March 31, 1996. Levitz intends to continue to maintain the Pension Plan after its reorganization and to meet timely its obligations with respect thereto.

        Levitz and all members of its "controlled group" (as defined by ERISA) are obligated to contribute to the Pension Plan at least the amounts necessary to satisfy ERISA's minimum funding standards, found in ERISA section 302, 29 U.S.C. ss.1082, and Internal Revenue Code section 412. In the event of a termination of the Pension Plan, Levitz and all members of its controlled group may be jointly and severally liable for, among other things, the unfunded benefit liabilities of the Pension Plan. See ERISA section 4062, 29 U.S.C. ss.1362. The Pension Plan may be terminated only if the statutory requirements of either ERISA section 4041 or 4042, 29 U.S.C. ss.1341, 1342, are met. The Pension Benefit Guaranty Corporation (the "PBGC"), a United States Government corporation that guarantees the payment of certain pension benefits upon termination of a pension plan, estimates that the Pension Plan was underfunded on a termination basis in the amount of approximately $22.1 million.

        The PBGC maintains that, unless the Pension Plan is terminated before the effective date of the reorganization plan, the liability of Levitz and its controlled group to the Pension Plan, or to the PBGC with respect to the Pension Plan, under ERISA shall not be affected by these bankruptcy cases, including by discharge. Levitz does not intend to terminate the Pension Plan.


B.      PREPETITION ACQUISITION ACTIVITIES

        LFC Holding Corporation, a Delaware corporation, was incorporated in 1984 for the purpose of acquiring LFC. In 1985, LFC Holding Corporation acquired LFC, a Florida corporation organized in 1965 and the successor to the business originally commenced in 1910. In 1993, LFC Holding Corporation changed its name to LFI.

C.      LEGAL PROCEEDINGS

        There are approximately 63 pending lawsuits against Levitz, sixteen of which were commenced post-petition. Levitz believes that none of the post-petition lawsuits will have a material effect on its prospects.

D.      EVENTS LEADING TO CHAPTER 11 FILINGS

        The household furnishings market is highly cyclical and directly affected by, among other things, housing starts, existing home sales, consumer confidence, the level of personal discretionary spending, consumer credit availability, and general economic conditions. Because furniture purchases are significant and typically discretionary, such purchases are often deferred during times of economic uncertainty.

        Over the several years before the Petition Date, the Debtors experienced declining sales, profitability and cash flow due to increased competition and other adverse economic conditions. Decreased comparable store sales and gross profit over the two years before the Petition Date significantly reduced operating income and cash flow, resulting in debt compliance and liquidity concerns. As a result, the Debtors were unable to finance store remodelings or to implement new marketing or advertising programs.

        The Debtors also experienced certain events that contributed to their situation. First, the Debtors had retained an advertising agency, David Cravit & Associates Advertising ("Cravit"), of Chicago, Illinois, to purchase advertising time for the Debtors in the electronic media. Under the agency arrangement, the Debtors would send Cravit the money necessary to pay the local radio and television stations ("Electronic Media") for advertising time. In February 1997, the Debtors discovered that Cravit had not been paying the Electronic Media for the used air time. The Debtors immediately began to work with Cravit to ensure that Cravit pay down the $3.4 million outstanding to the Electronic Media for which the Debtors had already paid Cravit. In May 1997, however, Cravit discontinued operations. At that time, Cravit still owed the Electronic Media approximately $1.5 million and certain planned advertising spots did not run. As a result of, among other things, these advertising difficulties, June 1997 same-store sales declined by over 17%.

        In addition, the Debtors' independent auditors issued a qualification to LFI and LFC's respective 10K filings for the fiscal year ended March 31, 1997. The auditors expressed "substantial doubt" as to the Debtors' ability to continue as a going concern for a reasonable period of time.

        Finally, following the Montgomery Ward Holding Corp. Chapter 11 filing in July, 1997, key Levitz vendors (many of whom do business with Montgomery Ward) indicated concerns about continuing to do business with the Debtors on customary trade terms and stopped shipping merchandise and filling orders. As a result, the Debtors were unable to stay in stock in key merchandise categories.

        As a result of the above, the Debtors were unable to obtain the necessary inventory for the fall season, and thus were compelled to seek Bankruptcy Court protection on September 5, 1997.


              V. PREPETITION CAPITAL STRUCTURE OF THE DEBTORS

A.      THE PREPETITION CREDIT FACILITIES

        On July 1, 1996, LFC and certain of its wholly owned subsidiaries entered into new senior secured credit facilities providing for up to $190.0 million of availability (collectively, the "Senior Secured Facilities") with BT Commercial Corporation. The outstanding balance of that loan was repaid by the Debtors' debtor in possession financing.

B.      UNSECURED DEBT

        In March 1996, LFI and LFC consummated an exchange offer pursuant to which LFC issued $91.6 million principal amount of 13.375% Senior Notes due October 15, 1998 and LFI issued warrants to purchase 283,972 shares of LFI Common Stock at an exercise price equal to $3.89 per share in exchange for $91.6 million principal amount of 12.375% Senior Notes due April 15, 1997. The untendered 12.375% Senior Notes, in the aggregate principal amount of $6.0 million, were paid in full in April 1997. The outstanding principal amount of 13.375% Senior Notes as of September 5, 1997 was $91,594,000. Firstar Bank of Minnesota, N.A. is the indenture trustee with respect to the 13.375% Senior Notes.

        On July 12, 1993, 9.625% senior subordinated notes due July 2003 (the "Senior Subordinated Notes") in the aggregate amount of $100 million were issued under an indenture between LFC and Norwest Bank Minnesota, N.A. (n/k/a Wells Fargo Bank Minnesota, N.A.), as trustee. The outstanding principal amount of the Senior Subordinated Notes as of September 5, 1997 was $100,000,000.

        On December 1, 1992, LFI issued $115.0 million of senior deferred coupon debentures ("Senior Deferred Coupon Debentures") with warrants to acquire $30.7 million Senior Deferred Coupon Debentures, due June 15, 2002. On July 13, 1993, LFI purchased 94.2% of the Senior Deferred Coupon Debentures with an accreted book value of $63.4 million for $93.0 million. The outstanding principal amount as of September 5, 1997 was $8,439,000. U.S. Bank National Association is the indenture trustee with respect to the Senior Deferred Coupon Debentures.


                    VI. THE DEBTORS' CORPORATE STRUCTURE

A.      CURRENT CORPORATE STRUCTURE

        LFI is a publicly owned Delaware corporation with no operating business of its own. Rather, it owns the common stock of LFC. LFC owns 100% of the common stock of Midwest, Pacific, Washington, LSS and JMS. The remaining Debtors are affiliated as follows: LFC owns 100% of the common stock of LFRC; Midwest owns 100% of the common stock of Midwest Realty; Pacific owns 100% of the common stock of Pacific Realty; Washington owns 100% of the common stock of Washington Realty and JMS owns 100% of the common stock of JMS Realty. By order dated December 15, 1997, the Debtors sold substantially all of the assets of JMS and JMS Realty to Heilig-Meyers Company ("Heilig-Meyers"). LFC also owns 100% of the common stock of non-debtor Levitz Furniture Reinsurance Ltd. ("LFR"), a Turks and Caicos company, and Levitz Furniture Company of Massachusetts, a Massachusetts corporation.

B.      SENIOR OFFICERS AND DIRECTORS

        1.     Management

        The Debtors' senior management has changed significantly during the case. In May 1998, Edward L. Grund joined senior management as the President of Store Operations. In November 1998, Mr. Grund replaced Michael Bozic as the Debtors' Chief Executive Officer. In February 1998, Michael McCreery joined the Debtors as Senior Vice President and Chief Financial Officer. Upon the departure in late 1998 of Robert Homler, who was serving as President of Marketing/Merchandising, Messrs. McCreery and Grund together assumed Mr. Homler's responsibilities.

        2.     Levitz Furniture Incorporated

(a)     Directors


Name                                Title
----                                -----

Edward L. Grund                     Director
Prof. Henry B. Reiling              Director
Robert M. Harrell                   Director
Bruce C. Leadbetter                 Director
Kenneth D. Moelis                   Director

(b)     Officers

Name                                Title

Edward L. Grund                     Chairman of the Board and Chief Executive
                                      Officer
Michael E. McCreery                 Senior Vice President & Chief Financial
                                      Officer
Edward P. Zimmer                    Vice President, Secretary & Chief Legal
                                      Counsel
Lawrence R. McDevitt                Vice President & Controller
Chris Bartzokis                     Assistant Secretary
Gary R. Miller                      Assistant Treasurer

        A complete list of the directors and officers for the other Debtors is annexed hereto at Exhibit B.

C.      EXECUTIVE EMPLOYMENT AGREEMENTS

        During these cases, the Debtors entered into employment contracts with their senior officers as follows:

o       Edward L. Grund

        By order dated June 30, 1998, Judge Farnan authorized the Debtors to enter into an employment agreement with Mr. Grund as President of Store Operations. After Mr. Bozic's resignation in November 1998, the Debtors promoted Mr. Grund to Chief Executive Officer and Chairman of the Board. Modifications relating to Mr. Grund's promotion and employment agreement were approved by an order dated July 6, 1999.

o       Michael E. McCreery

        In February 1998, the Debtors obtained court authorization to enter into an employment agreement with Michael McCreery as the Debtors' new Senior Vice President and Chief Financial Officer. With the departure of Messrs. Bozic and Homler, Mr. McCreery assumed additional responsibilities, including supervising (i) inventory control (in lieu of Mr. Homler) and (ii) the Debtors' management information systems. By order dated July 6, 1999, the Court approved certain modifications to Mr. McCreery's employment agreement.

o Edward P. Zimmer, Richard J. Mazzoni, Jr., Nicholas S. Masullo, and Lawrence R. McDevitt

        In December 1997, the Debtors obtained court authorization to implement an employee retention program for their key management personnel and employees. As part of that program, the Debtors assumed the prepetition employment contracts of Messrs. Zimmer, Mazzoni, Masullo and McDevitt, which included, among other things, severance benefits. By order dated July 6, 1999, the Court approved certain modifications to the employment contracts of Messrs. Zimmer, Mazzoni, Masullo and McDevitt.


                         VII. THE CHAPTER 11 CASES

A.      CONTINUATION OF BUSINESS; STAY OF LITIGATION

        The Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code on September 5, 1997. Under an order dated September 5, 1997, the Debtors' Chapter 11 cases were consolidated for procedural purposes only and are being jointly administered. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court. Although the Debtors are authorized to operate in the ordinary course of business, transactions out of the ordinary course of business have required Bankruptcy Court approval.

        An immediate effect of the filing of the Debtors' bankruptcy was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by Creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until the case is either closed, terminated, or discharge is granted or denied.

B.      SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

        1.     First Day Orders

        On the first day of the Chapter 11 cases, the District Court entered a number of orders granting the Debtors various forms of relief. In particular, the Debtors obtained orders:

        (a) authorizing (i) the joint administration of the Debtors' Chapter 11 cases; (ii) the maintenance of business forms, bank accounts, cash management system, and waiving the investment and deposit requirements of Bankruptcy Code section 345(b); (iii) the payment of prepetition wages, salaries and employee benefits (and directing all banks to honor prepetition checks for payment of prepetition employee obligations); (iv) the retention of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps") as bankruptcy counsel; (v) the retention of Arthur Anderson LLP as accountants, auditors and special bankruptcy consultants; (vi) the payment of contractors in satisfaction of liens; (vii) payment of certain prepetition obligations necessary to obtain imported merchandise; (viii) the Debtors honoring certain prepetition customer practices; (ix) the Debtors mailing initial notices and filing a list of creditors (without claim amounts); and (x) the retention of professionals used by the Debtors in the ordinary course of business;

        (b) prohibiting utilities from altering, refusing or discontinuing services on account of prepetition invoices and establishing procedures for determining requests for additional adequate assurance;

        (c) approving the Debtors' agreement with Donlin, Recano & Company, Inc. as agent of the Bankruptcy Court;

        (d) confirming the grant of administrative expense status to obligations arising from post-petition delivery of goods; establishing authority to pay certain expenses in the ordinary course of business; authorizing the Debtors to return goods pursuant to Bankruptcy Code ss. 546(g)* and providing for administrative expense treatment for certain holders of valid reclamation claims; and prohibiting third parties from interfering with the Debtors' delivery of goods;

        (e) confirming authority to pay prepetition state sales, use and other taxes, and directing all banks to honor prepetition checks for payment of prepetition tax obligations; and

        (f) granting additional time to file schedules and statements.

        2.     Parties In Interest and Advisors

        The parties described below have been major parties in interest or advisors to them in the Chapter 11 cases to date.

(a)     The Court

        The Honorable Joseph J. Farnan, Jr., Chief United States District Judge, initially presided over the Debtors' Chapter 11 cases. By order dated September 10, 1998, these cases were referred to United States Bankruptcy Judge Mary F. Walrath.

(b)     Advisors to the Debtors

               The Debtors retained Skadden Arps to act as general counsel in these Chapter 11 cases. In addition, the Debtors retained Denis Cronin as special counsel, and Bouchard Friedlander & MaloneyHuss (n/k/a Bouchard Margules & Friedlander) as Mr. Cronin's local counsel, in the Chapter 11 cases in connection with, among other things, certain matters in which Skadden Arps has or may have a conflict. The Debtors have also retained Arthur Andersen LLP as their accountants, auditors and special bankruptcy consultants. The Debtors have consulted with these advisors on various aspects of their business, financial restructuring, and operations as debtors-in-possession in the Chapter 11 cases. The Debtors also retained
(i) The Blackstone Group L.P. ("Blackstone") as financial advisors, (ii) Grubb & Ellis Co. as real estate consultants, (iii) various law firms to act as ordinary course professionals on the Debtors' behalf in discrete legal matters and (iv) various other consultants to handle certain of the Debtors' business related matters including (a) Retail Consulting Services, Inc. as real estate advisors, (b) Re/Max International to provide relocation services and (c) DJM Asset Management, LLC to market to certain leasehold properties. The Debtors had also retained Policano & Manzo as special financial advisors and bankruptcy consultants; however, they are no longer retained by the Debtors.

(c)     The Creditors' Committee And Its Advisors

               On September 19, 1997, the United States Trustee appointed a seven member creditors' committee consisting of First Trust National Association, the Indenture Trustee for $8.4 million of 20.77% senior deferred coupon debentures issued by LFI, Firstar Bank of Minnesota, N.A., the Indenture Trustee for $91.6 million of 13.375% Senior Notes, and Norwest Bank Minnesota, N.A. (n/k/a Wells Fargo Bank Minnesota, N.A.), the Indenture Trustee for $100 million of 9.625% Subordinated Notes issued by LFC, Credit Suisse/First Boston (a holder of Subordinated Notes), Rowe Furniture Corp. and Lifestyle Furnishing International Ltd., both trade creditors, and Louise Partners, one of the Debtors' largest landlords. At its initial meeting on September 19, 1997, the Creditors' Committee appointed Rowe Furniture Corp. and Credit Suisse/First Boston as Co-Chairs of the Creditors' Committee, and initially selected Stroock & Stroock & Lavan LLP ("Stroock") as its counsel to represent the Creditors' Committee in the Debtors' Chapter 11 cases. The Committee later selected Akin, Gump, Strauss, Hauer & Feld ("Akin") as its counsel, when certain of the Committees' lawyers moved from Stroock to Akin. The Creditors' Committee has, with the approval of the Bankruptcy Court, retained Rosenthal, Monhait, Gross & Goddess, P.A. as local counsel, PricewaterhouseCoopers LLP as accountants and consultants, and Houlihan Lokey Howard & Zukin as financial advisors.

               During the cases, the United States Trustee has amended the composition of the Creditors' Committee several times in order to replace members who have resigned from the Creditors' Committee. The Creditors' Committee now consists of Wells Fargo Bank Minnesota, N.A., Firstar Bank of Minnesota, N.A., Louise Partners, and U.S. Bank National Association, f/k/a First Trust National Association.

        3.     The DIP Facility

        LFI and substantially all of its subsidiaries, as debtors-in-possession, are parties to a DIP Credit Agreement dated as of September 5, 1997, as amended (the "DIP Facility"), with Bankers Trust Commercial Corp. ("BTCC") as agent. The DIP Facility contained revolving loans of $85.0 million and overadvance term loans of $55.0 million. The DIP Facility for payment of interest and fees related to the Overadvance Term Loan are paid by issuance of Secondary Notes. Letter of Credit obligations under the revolving DIP Facility were limited to $25.0 million. The DIP Facility provides Levitz with the cash and liquidity necessary to conduct its operations and pay for merchandise shipments at normal levels during the course of the Chapter 11 Cases. Levitz does not currently have any other source of financing to support its cash flows beyond the December 31, 2000 maturity of this facility.

        Loans made under the DIP Facility revolving notes bear interest, at Levitz's option, at a rate equal to either BTCC's prime lending rate plus 1.50% or BTCC's LIBOR rate plus 3.75%. Levitz is required to pay an unused line fee of 0.50%, and a letter of credit fee of 2.0%. The maximum borrowings, excluding the overadvance term commitments, under the DIP Facility are limited to 85% of eligible Accounts Receivable, 75% of Eligible Inventory (as both are defined in the DIP Facility) less any fixed asset sublimit.

        Overadvance Term Loan bears interest at 16%, payable monthly, and also requires a monthly collateral management fee equal to .75% of the funded balance of the Overadvance Term Loan. The collateral management fee is paid by issuing secondary notes equal to the amount of the fee due each month. The secondary notes also bear interest at 16%, payable monthly, and are subject to the monthly collateral management fee which is payable through issuance of additional secondary notes. At September 30, 2000, the outstanding balances under the DIP Facility were $40.1 million under the revolver, $55 million under the Overadvance Term Loan and $3.2 million of secondary notes.

        The DIP Facility is secured by substantially all of the assets of Levitz and a perfected pledge of stock of LFI and all LFI's subsidiaries.

        4.     Results of Postpetition Operations

        The Debtors have continually filed quarterly and annual reports with the Securities and Exchange Commission (the "SEC") and monthly reports with the Bankruptcy Court during their Chapter 11 cases. The most recent copies of the Debtors' quarterly and annual reports are attached as exhibits C and D, respectively.

        5.     Postpetition Customer Credit Program

        The availability of a "private label" credit-financing program is critical to the Debtors' business. Private label credit supports marketing programs and offers a convenient way for the Debtors' customers to spread over time the cost of furniture purchases. Sales under Levitz's private label credit program typically comprise fifty percent of total sales.

        At the beginning of the cases, the District Court entered an order approving Levitz's assumption of the GECC Agreement, as amended, which assumption was required by Levitz's DIP Facility. After the Petition Date, the Debtors' earnings under the GECC Agreement decreased as a result of an increase in servicing fees and a decrease in approval rates for credit applications submitted to GE Capital for approval. In light of the foregoing, the Debtors anticipated that any renewal of the GE Capital customer credit program would likely be under new terms less favorable to the Debtors. Accordingly, the Debtors sought to terminate the GECC Agreement and enter into a merchant agreement (the "Merchant Agreement") with Household Bank (SB), N.A. ("Household").

        On August 31, 1998, the District Court authorized Levitz to (i) terminate the customer credit program with GECC and (ii) enter into the Merchant Agreement with Household, which replaced the GECC Agreement. On September 4, 1988 Levitz and GECC terminated the GECC agreement and Levitz entered into the Merchant Agreement with Household whereby Household would provide financing to individual Levitz customers. In connection therewith, Levitz and GECC jointly released each other from substantially all obligations under the GECC Agreement, and GECC sold the majority of the portfolio under the GECC Agreement, approximately $561.0 million, to Household. In approving the Merchant Agreement, the Court granted a first priority lien and security interest to Household on certain reserves retained or accumulated by Household, totaling $22.5 million as of September 30, 2000, and gave administrative expense status to substantially all obligations of Levitz arising under the Merchant Agreement.

        As a result of the transfer of the GECC portfolio to Household, the Debtors determined that the transaction qualified for sale treatment under Financial Accounting Standards Board, Statement of Accounting Standards No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities." As a result, the Receivable Under Account Purchase Agreement and the offsetting Obligation Under Account Purchase Agreement were removed from the consolidated condensed balance sheet for September 30, 1998.

        Under the Merchant Agreement, Household pays the Debtors a monthly origination fee in an amount equal to 100% of the finance charges, late fees, over-limit fees, and returned check charges (net of reversals) accrued on the Debtors' customers' accounts, less certain deductions. The deductions include a cost of funds charge, a servicing fee, a promotional finance charge reversal factor, a gross profit factor and a credit loss factor. In the event the deductions exceed the origination fee during any month, Levitz is obligated to pay the shortfall. Levitz is generally obligated for all credit losses under the portfolio, including the GECC portfolio transferred to Household, up to a maximum of 15% of average annual outstanding accounts receivable balances and for 50% of all credit losses above 15%. Levitz is also required under the Merchant Agreement to fund a portfolio risk reserve of 2.5% for the first year and 3.5% thereafter of all amounts financed up to a stipulated amount.

        The Merchant Agreement has a term of five years with automatic renewals for successive two year terms unless otherwise terminated pursuant to the terms of the Merchant Agreement. It expires on September 4, 2003.

        Upon termination of the Merchant Agreement, the Debtors have a 90-day option to purchase the accounts from Household without recourse at a purchase price equal to the account balances, less certain reserves, except that if the Merchant Agreement is terminated by the Debtors because of a material change in the Debtors' ownership or business, the purchase price will be equal to the account balances, plus a termination fee equal to a specified percentage of the account balances, less certain reserves.

        The Debtors anticipate negotiating a new agreement for servicing and financing the private label credit program in coordination with Seaman's private label credit program.

        6.     Customer Credit Insurance Program

        On November 16, 1998, the Debtors filed a motion (the "Credit Insurance Motion") seeking court approval of a customer credit insurance program (the "Credit Insurance Program") with American Bankers Insurance Group ("American Bankers"), including LFC's acquisition of LFR - a newly formed reinsurance company formed under the laws of the Turks & Caicos Islands. By order dated December 7, 1998, the Court approved the Credit Insurance Motion.

        The Debtors believe that the Credit Insurance Program will reduce customer credit losses through payment of customers' account balances under the credit insurance and increase revenues through the receipt of net credit insurance premiums under the reinsurance agreements.

        7.     Closing Unprofitable Stores Through GOB Sales

        As of the Petition Date, the Debtors operated stores at 129 locations. As part of the Debtors' restructuring initiatives, the Debtors continually analyzed their business operations and closed those stores in less profitable markets. In the fall of 1997, the Debtors obtained Court approval to (i) close 11 satellite stores and 7 warehouse-showroom stores and (ii) retain Hilco/Great American Group ("Hilco") to conduct going out of business sales ("GOB Sales") at 16 of these 18 locations. Subsequently, in June 1998, the Debtors obtained court approval to (i) close an additional 15 stores and (ii) retain Gordon Brothers Retail Partners LLC and Schottenstein Bernstein Capital Group LLC to conduct GOB Sales at these locations.

        As part of the strategy devised to focus Levitz's operations primarily in the east and west coasts, in January 1999, the Debtors obtained court approval to (i) close 27 stores in eight states in the South and Midwest, (ii) conduct GOB sales or liquidation sales of furniture, trade fixtures, equipment or inventory at the closing stores and (iii) retain Hilco Trading Co., Inc., Garcel, Inc. d/b/a Great American Asset Management, the Nassi Group LLC and Gene Rosenberg Associates, Inc. to act as the Debtors' agent to conduct the store closing and liquidation sales. In order to implement the store closings, the Debtors obtained Court approval of employee stay bonus programs to ensure that necessary personnel stayed with the Debtors during the orderly winding down of certain stores.

        In September 2000, the Debtors closed 6 stores and obtained Court approval to retain Hilco Trading Co., Inc. to conduct GOB Sales at 4 of those locations.

        The Debtors now operate 58 stores.

        8.     Sale/Leaseback Transaction

        As part of the Debtors' continuing long-term business plan, the Debtors entered into a sale-leaseback transaction (the "Sale-Leaseback Transaction") with certain properties to realize value in those properties, including those former warehouse spaces that have been or will be vacated as a result of the Debtors' warehouse rationalization plan.

        Pursuant to the Sale-Leaseback Transaction, the Debtors first (a) sold their fee interests in eight parcels of real property (the "Fee Property") and (b) assumed and assigned their leasehold interests in fourteen parcels of real property (the "Leases" and together with the Fee Property, the "Property") to various entities owned by Klaff Realty, LP and the Lubert-Adler Real Estate Opportunity Fund II, LP (collectively, "Klaff-Adler") for approximately $67,306,000 (the "Purchase Price"), less certain typical closing adjustments. Contemporaneously therewith, certain of the Debtors entered into a unitary lease (the "Levitz Lease") with Klaff-Adler to lease the Property back from Klaff-Adler for a 20-year initial term (the "Initial Term"). The Levitz Lease requires the Debtors to pay Klaff-Adler annual basic rent equal to 10 3/4% of the Purchase Price for the first five years of the Initial Term and such annual basic rent is then increased by an additional 5% for each 5 year period thereafter. In addition, the Debtors are required, under the Levitz Lease, to vacate certain properties, in whole or in part, during the first three years of the Levitz Lease term. Moreover, within a specified time period, the Debtors will also vacate certain portions of the Property, which Klaff-Adler may redevelop, as part of their warehouse rationalization plan. In the event the Debtors do not vacate certain other identified properties, the annual basic rent for each property not vacated shall increase to 10 3/4% of the market value of that parcel, as defined in the agreement. Further, the Debtors shall remain responsible for all rent and other performance obligations under any preexisting lease of the properties.

        Under an order dated May 19, 1999, the Sale-Leaseback Transaction was approved, and the Sale-Leaseback Transaction closed on June 8, 1999. The Sale-Leaseback Transaction was intended to permit the Debtors to realize the value contained in the Property, yet continue to operate in its current locations. In addition, the proceeds from the Sale-Leaseback Transaction were used to pay down a large portion of the Debtors' DIP Facility.

        9.     Bulk Sale Transaction

        As part of the Debtors' plan to close stores in markets where they lacked a strong market presence, the Debtors entered into a transaction to sell certain properties in which former Levitz stores were operated (the "Bulk Sale Transaction").

        Under an agreement dated May 3, 1999, the Debtors entered into a separate agreement (the "Bulk Sale Agreement") with Klaff-Adler to memorialize the terms of the Bulk Sale Transaction. Under the Bulk Sale Agreement, the Debtors' agreed to sell (a) their fee interests in five parcels of real property (the "Bulk Sale Fee Property") and (b) their right to control the disposition of their leasehold interests (i.e., the right to direct the Debtors to assume, assume and assign or reject, the "Lease Rights") in six properties (the "Bulk Sale Leases") to Klaff-Alder for approximately $23,300,000, less typical closing adjustments.

        Under an order dated June 3, 1999, the Bulk Sale Transaction was approved, and the Bulk Sale Transaction closed on July 6, 1999. The proceeds from the Bulk Sale Transaction were used to further pay down the Debtors' obligations under the DIP Facility.

        10.    Other Significant Court Actions

        In addition to the matters described above, the Debtors have obtained the following court orders that are of particular importance in the operation of the Debtors' business or in the administration of the Chapter 11 cases.

o Preference Claims. In the course of their due diligence, the Debtors identified over 250 persons who were potentially liable to the estates under Code section 547. Agreements to toll the applicable statute of limitations was reached with approximately 100 of them. On September 3, 1999, the Debtors commenced eleven omnibus adversary proceedings against 152 defendants seeking to avoid preferential transfers and recover the transferred property or the value thereof for the estates. Subsequently, pursuant to court order, the Debtors filed a separate adversary proceeding against each defendant. On August 28, 2000, by order of the Bankruptcy Court, each defendant's time to respond to the complaint was extended to January 15, 2001, the pre-trial conference was postponed until January 29, 2001, and discovery was postponed until after January 15, 2001.

o Extension of Exclusivity Periods. The Debtors have obtained several orders granting extension of the exclusive right to file and seek acceptance of reorganization plans. Most recently, the Bankruptcy Court extended the Debtors' exclusive right to file reorganization plans to December 29, 2000, and to solicit acceptances to February 28, 2001.

o Establishment of Bar Date. The Debtors filed their schedules of assets and liabilities on November 5, 1997, and amended their schedules on or about June 9, 1998. By order dated May 21, 1998, the District Court established August 10, 1998 as the final time for filing proofs of claim in these Chapter 11 cases (the "Bar Date").

o Claims and Objection to Claims. The Debtors have filed fourteen Omnibus Objections to Claims. As a result of those objections, more than 600 claims with an asserted value of more than $188.6 million have been disallowed, reduced and/or expunged. In addition, upon substantive consolidation of the Debtors' estates, 144 claims filed against multiple debtors shall be expunged in the aggregate amount of approximately $87 million. The Debtors anticipate that they will file more Omnibus Objections to Claims in the future.

o Reclamation Claims. Levitz received more than 40 reclamation demands seeking the return of goods, which goods had allegedly been delivered during the statutory reclamation period. In order to prevent an onslaught of litigation, on the Petition Date, the Debtors filed a motion seeking, among other things, an order providing for administrative expense treatment for certain holders of valid reclamation claims and prohibiting third parties from interfering with the Debtors' delivery of goods. As a result, only one commenced a proceeding against Levitz to reclaim its goods. In addition, the Bankruptcy Court has approved settlements of certain creditors' reclamation claims. These claims were reduced - and one duplicative reclamation claim expunged - and were settled as administrative claims in amounts that reflected the Debtors' books and records or were otherwise in the best interest of the Debtors' estates. Additional settlements in principle are being documented. Levitz believes that the total amount of reclamation claims is less than $3 million.

        The Debtors have internally reconciled these claims and have communicated with some of the vendors regarding their reclamation claims.

o Real Estate Tax Litigation. The Debtors are parties to "net" leases, whereby the Debtors pay all operating costs of the subject property, including real estate taxes, on behalf of the landlord. As the Debtors began to receive bills for real estate taxes that covered the Debtors' prepetition occupancy of the subject property, they decided the appropriate treatment was to prorate the bills and pay that portion relating to the Debtors' postpetition occupancy. Several landlords moved the Court for an order compelling the Debtors to pay the prepetition portion of the bills under the theory that the "obligation" to pay the taxes "arose" under Code section 365(d)(3) when the bill was received. The Debtors successfully litigated the issue and the Court issued a memorandum opinion upholding the Debtors' treatment of the real estate tax bills received postpetition.

o Settlement of Debtors' Former Executives' Claims. Twenty-seven of the Debtors' former executives, and/or their spouses or former spouses, filed supplemental executive retirement plan claims, employment claims and life insurance claims against LFC. The Debtors obtained Court approval for the settlements of these 27 claims, which reduced these claims significantly from the amounts asserted.

o Settlement of Current SERP Claims. The Debtors have resolved - - albeit not yet documented - - the remaining SERP claims of the following current employees: (i) Lawrence R. McDevitt, (ii) Nicholas S. Masullo, (iii) Richard Mazzoni and (iv) Edward P. Zimmer. These employees shall receive 40% of their portion of their Current Serp Claims on the Effective Date of the Plan, 30% on the first anniversary of the Effective Date of the Plan, and 30% on the second anniversary of the Effective Date of the Plan. The settlement shall be in the aggregate amount of $4,891,815 with interest to be paid on outstanding amounts at the same rate as provided in the Post-Confirmation Senior Working Capital Facility Agreement.

o Settlement of Adequate Protection Disputes. Nationsbank, N.A. ("Nationsbank") is a prepetition lender and the purported mortgagee of certain real property owned by the Debtors in South Miami, Florida. Nationsbank sought relief from the automatic stay under Code section 362(d) (the "Nationsbank Lift Stay Motion") because it was not receiving adequate protection payments. The Debtors negotiated a favorable settlement, and later sold the property and paid off the loan from the sale proceeds. Similarly, the Debtors consensually resolved the claim of the State Street Bank by providing adequate protection payments. State Street Bank purportedly held a first priority lien upon and security interest in Levitz's property in Paramus, New Jersey (the "Paramus Property") and asserted that all rents, income and profits derived from a lease of the Paramus Property was its cash collateral. Therefore, in connection with the sublease of a portion of the Paramus Property to Baby Superstore, Inc., Levitz and State Street Bank entered into a stipulation and order requiring Levitz to pay $34,000 per month to State Street Bank from the monthly rent paid to it from Baby Superstore, Inc. Subsequently, Levitz sold this property and paid off the loan with the proceeds from that sale.

o State Farm Lift Stay Litigation. State Farm Life Insurance Company ("State Farm") is a prepetition lender and was the purported mortgagee of real property owned by the Debtors in Southington, Connecticut. State Farm sought relief from the automatic stay under Code section 362(d) (the "State Farm Lift Stay Motion") because it was not receiving postpetition payments on its purported mortgage. The Debtors objected to the State Farm Lift Stay Motion. On February 17, 1999, the Court denied State Farm relief from the automatic stay, but required the Debtors to make postpetition payments to State Farm at the contract rate of interest. Subsequently, Levitz sold this property and paid off the State Farm loan.

o Apollo Litigation: The Debtors resolved claims filed by three Apollo Investment Fund entities (collectively "Apollo") arising out of warrants, granted to Apollo in 1996, allowing Apollo to acquire 14.4% of LFI's common stock and a related secured indemnity granted by Levitz. Apollo contended that the warrants would survive the reorganization of LFI and that the indemnity was secured by substantially all the assets of the non-LFI Debtors. The Debtors and the Creditors Committee jointly objected to Apollo's claims. The parties ultimately settled the claims by allowing Apollo a $300,000 superpriority administrative claim in return for a full release of claims. The Court approved this settlement.

o Utilities. The Debtors successfully negotiated with numerous utility companies to prevent the threatened disruption of services, without the necessity of litigation.

o Release of Escrow Funds. On or about February 8, 2000, the Court authorized the release of over $4.8 million held in escrow, less expense reserves, to be paid to former shareholders of the John M. Smyth Company in connection with a 1994 merger with John M. Smyth Company.

o Other Asset Dispositions. As part of their plan to maximize the value of the Debtors' estates by identifying and selling particular stores and regions that are underperforming in order to raise cash and reduce secured indebtedness or potential administrative claims against the Debtors' estates, Levitz conducted a regional as well as a store-by-store analysis of the possible benefits of closing certain stores and warehouses and obtained court approval to sell certain assets.

        o Sale of Real Property. In connection with the Debtors' restructuring efforts, Levitz sold a number of properties, including the following assets:

               o The former corporate offices located at 6111 Broken Sound Parkway, Boca Raton, Florida (the "Boca Raton Property") to Rexall Sundown, Inc. for (i) $8.1 million, and (ii) permission to remain in possession of the Boca Raton Property for four months rent free and for an additional two months at a below market rent while replacement offices were being built at an existing Levitz store;

               o Real property located at 825 West North Avenue, Chicago, Illinois to the Clare Group Ltd. for $13.5 million;

               o Real property with the improvements thereon, located at 6945 Northeast Expressway, Doraville, Georgia to Home Luxury Corporation of America for $4.5 million;

               o Real property and improvements and buildings thereon, located at 7215 West 88th Avenue, Westminster, Colorado and all related property to Home Depot for $3.2 million;

               o Real property located in Lakewood, Colorado and Colorado Springs, Colorado for a total purchase price of $6.935 million to Stephen Elkin and Thomas Gart;

               o Real property located at 5757 South Loop East, Houston Texas to Weingarten Realty Investors for $3.325 million;

               o Real property and improvements located at 4740 South Cleveland Avenue, Fort Myers, Florida to Robb & Stucky Limited for $1.7 million;

               o Real property and improvements on two parcels located in Springdale, Ohio to Lowe's Home Centers, Inc. for a net $5.3 million purchase price; and

               o Real property and improvements located at 18633 LBJ Freeway, Mesquite, Texas to Mays & Company Real Estate Development, Inc. for $1,341,510.

        o San Dimas Sale-Leaseback Transaction. Exercise of lease purchase option and simultaneous sale and leaseback of real property and improvements located at 633 West Bonita Avenue, San Dimas, California to Diamond Development for a $7.24 million purchase price and a five-year term leaseback.

        o Concord, California Lease Assignment and Execution of Replacement Store Lease. Court approval of a proposed assignment for the lease of property at 1695 Willow Pass Road, Concord, California to Fry's Electronics for a purchase price of $4.0 million and the execution of a replacement store lease in Concord.

        o Los Angeles Sale-Leaseback Transaction. Sale and leaseback of real property and improvements located at 5375 West San Fernando Road, Los Angeles, California to Goldrich & Kest Industries for a $7.6 million purchase price and a seven year term leaseback.

        o Sale of JMS and JMS Realty. As part of their plan to sell particular stores in underperforming regions, the Debtors determined to close their operations in the Chicago, Illinois market and sell substantially all of the remaining assets of JMS and JMS Realty (the "Smyth Assets"). By order dated December 15, 1997, the Debtors sold the Smyth Assets to the Heilig-Meyers Company for approximately $37 million.

        o Auction. In the spring of 1999, the Debtors also decided to auction eight properties to the highest bidder. The auction resulted in the Debtors selling their (i) fee interest in the premises located at 4740 South Cleveland Avenue, Fort Myers, Florida 33970, to Robb Stucky Ltd. for $1,700,000 and
               (ii) leasehold interest in the premises located at 4401 South Tamarac Parkway, Denver, Colorado 80237, for $185,000.

        o Sale, Assumption and Assignment of Leases. The Debtors determined that it was in their best interest to sell, assume and assign certain leases, including (i) their lease for the store located in the Eastgate Station Shopping Center in Cincinnati, Ohio (the "Eastgate Lease") to ESA, L.P., their landlord under the Eastgate Lease, in exchange for the landlord waiving its claim for damages, (ii) their leasehold interests in their store and real property located at 1009 Brittmore Road, Houston, Texas to Levbritt LLC for $1.02 million, (iii) their long-term leasehold interests in their showroom located at 1940 North Federal Highway, Fort Lauderdale, Florida and improvements thereon, together with all easements, rights and appurtenances relating thereto, to Ansel Properties, Inc. for $1.33 million, (iv) their leasehold in real property located at 14250 Manchester Road, Manchester, Missouri to Kloss Furniture Interiors, Inc., for $550,000; (v) their leaseholds in real property located at
               (1) 2950 Gallows Road, Falls Church, Virginia, (2) 1400 N.W. 167th Street, Miami, Florida, (3) 9325 Rosehill Road, Lenexa, Kansas, (4) 6610 Baltimore National Pike, Baltimore, Maryland, (5) 50 Orchard Road, Glen Burnie, Maryland, and
               (6) 12011 Rockville Pike, Rockville, Maryland, to Levitz C.S. Leases, L.L.C., as part of the Bulk Sale Transaction with Klaff-Adler (see above, section B-9). In addition, the Debtors have assumed and assigned leases in Concord, California and Fort Lauderdale, Florida.

        o Assumption of Leases. In connection with the Debtors' restructuring efforts, the Debtors determined that it was in their best interests to amend and assume certain leases, including leases for property located at 470 McKinley Street, Corona, California and 5870 W. Bell Road, Glendale, Arizona.

        o Assignment of Leasehold in Austin, Texas. The Debtors leased non-residential real property at 9012 Research Boulevard, Austin, Texas (the "Austin Lease"). The Debtors decided to close their operations in the Austin market. By order dated November 16, 1999, the Court approved the assignment of the Debtors interest in the Austin Lease to Big Sur Waterbeds, Inc. for $600,000.

        o Termination of San Antonio, Texas Lease. The Debtors leased non-residential real property located at 6707 N.W. Loop #400, San Antonio, Texas (the "San Antonio Lease") from West Park Plaza, Ltd. The Debtors decided to close their operations in the San Antonio market. On January 13, 1999, the Court entered an order authorizing the Debtors to close the store and conduct a store closing sale. By order dated August 17, 1999, the Court approved the termination of the San Antonio Lease, effective as of July 31, 1999.

        o Boca Raton, Florida Lease Amendment. The Debtors decided that is was in their best interest to amend the lease of their corporate office building by reducing the size of the leased area, increasing the rent and decreasing the length of the term. The Debtors received $3.0 million as consideration for that amendment. By order dated December 29, 1999, the Court approved the amendment.

        o Termination of 1414 South 500 West, Salt Lake City, Utah Lease. The Debtors leased non-residential real property located at 1414 South 500 West, Salt Lake City, Utah (the "Salt Lake City Lease") from Harry Ross Industries ("HRI"). As a result of the State of Utah's condemnation of a portion of the leased property, the Debtors had claims against HRI and withheld rent. HRI moved to lift the automatic stay to permit HRI to pursue certain condemnation proceeds and to seek related declaratory relief in Utah state court against LFC. The Debtors and HRI settled their dispute. As part of the settlement, the Debtors obtained Court approval for (i) the termination of the Salt Lake City Lease, (ii) a $875,000 payment by HRI to the Debtors and (iii) a mutual release of claims.

o Sale of Personal Property. In vacating the Boca Raton Property, the Debtors left behind minimal personal property. With the Court approval, the Debtors sold that personal property to Dillon & Associates for $7,500. Subsequently, the Debtors obtained Court approval for authority to sell certain obsolete personal property for up to $5,000 per item and $150,000 in the aggregate.

o Settlement of Postpetition Claims. To expedite the settlement of small postpetition claims without incurring undue expense, the Debtors obtained Court authority to settle and pay postpetition claims up to a maximum of $2,000 per claim without Court approval. The Debtors have also obtained court approval of settlements of Post-petition litigation.

o Extension of Time to Assume or Reject Unexpired Leases. As of the Petition Date, the Debtors were party to approximately 105 leases of real property. In order to give the Debtors an opportunity to review each of their leases in connection with their restructuring efforts, the Debtors filed eleven motions seeking to extend the Debtors' time within which to assume or reject such leases. Most recently, the Bankruptcy Court issued the thirteenth such order, dated August 31, 2000, extending the time for the Debtors to assume or reject most of their remaining unexpired non-residential leases to October 27, 2000. The Debtors anticipate filing a new motion before October 27, 2000 further extending its time to assume or reject leases.

o The Laguna Hills Lease. As part of the Debtors' restructuring initiatives, the Debtors have determined to focus their operations in the east coast and west coast. As part of that plan, the Debtors obtained court authorization for Pacific to enter into a new three year lease at their satellite showroom in Laguna Hills, California.

o The Plainville Lease. As part of the Debtors' long term business plans and pursuant to the Bulk Sale Transaction, the Debtors must vacate property located at 55 Graham Place, Southington, Connecticut. In order to maintain a presence in that area, the Debtors obtained court authorization to enter into a new fifteen year lease to operate a showroom in Plainville, Connecticut.

o New Leases. As part of the Debtors' plan to focus their operations in the west coast and east coast, the Debtors entered into leases for new stores in Phoenix, Arizona and Valencia, California. Moreover, the Debtors filed a motion to enter into a new lease for its current store in Tukwila, Washington. On October 13, 2000, the Court approved the Tukwila motion.


                         VIII. SUMMARY OF THE PLAN

        This section provides a summary of the structure, means for implementation of the Plan, classification and treatment of Claims and Interests under the Plan, and is qualified in its entirety by reference to the Plan, which is attached to this Disclosure Statement as Exhibit A. The structure of the Plan and the distribution to holders of Claims and Interests thereunder reflect the result of extensive negotiations between RAM, the Creditors' Committee and Cerberus. Each of these three groups has advised the Debtors that they support the Plan.

        The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein. The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statements of such terms.

        The Plan itself and the documents referred to therein control the actual treatment of claims against and interests in the Debtors under the Plan and will, upon the Effective Date, be binding upon all holders of Claims against and Interests in the Debtors and their Estates, Reorganized Levitz and other parties in interest.

A.      OVERALL STRUCTURE OF THE PLAN

        The Debtors have filed the Plan, which provides for substantive consolidation of their estates. If the Plan is confirmed by the Bankruptcy Court and consummated, on the Effective Date, the Initial Distribution Date and thereafter as Claims are resolved, liquidated or otherwise allowed, the Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Debtors believe that the Plan provides the best recovery to the Debtors' Claim holders.

B.      CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

        Under the Plan, Claims against and Interests in the Debtors are divided into different Classes. Only certain Allowed Claims are entitled to receive distributions under the Plan. The following is a description of the Plan's treatment of the Claims against and Interests in the Debtors.

        1.     Unclassified Claims

               (a)    Administrative Claims

        The Plan provides that Administrative Claims, if any, are unimpaired. Administrative Claims include any actual and necessary costs and expenses of administration of the Chapter 11 Cases allowable under Bankruptcy Code sections 503(b), 507(b) or 1114(e)(2) and entitled to priority under section 507(a)(1). Such expenses may include, among other things, the cost of operating the Debtors' business since the Petition Date and the outstanding unpaid fees and expenses of the professionals retained by the Debtors and the Creditors' Committee in these Chapter 11 cases. Administrative Claims also include without limitation, Reclamation Claims, DIP Financing Claims, Emergence Bonus Claims, Household Agreement Claims, Professional Fees, Current Employee Contract Claims, Current SERP Claims, Indenture Trustee Fees, the actual and necessary costs and expenses incurred, after the Petition Date, in preserving any of the Estates or operating the Debtors' business, and fees or charges payable to the Office of the United States Trustee.

        The Plan provides that on the Effective Date, or as soon thereafter as practicable, a Creditor holding an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim; (b) such other treatment as to which Levitz and such Creditor shall have agreed in writing, which shall include the SERP Settlement and any amended credit agreement between any other parties; or (c) in the case of the holders of the Claims arising under the Overadvance Term Loan, 18.7% of the issued and outstanding stock of LHFI in exchange for the forgiveness of all of the Overadvance Term Loan except for approximately $7.0 million, which is being rolled into the Junior Secured Debt Facility; provided, however, that Allowed Administrative Claims representing obligations incurred by the Debtors in the ordinary course of business shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. The Debtors retain the right at any time prior to confirmation to repay the Overadvance Term Loan and the obligations thereunder in full and in Cash in full satisfaction of the right of the holders of claims under the Overadvance Term Loan to the issuance of equity hereunder.

        On the Effective Date, or as soon thereafter as practicable, Indenture Trustee Fees shall be paid in full in Cash provided that such Indenture Trustee Fees are consistent with the estimates of Indenture Trustee Fees which were provided to the Debtors on October 12, 2000 (the "Estimates") after deducting any payments of Indenture Trustee Fees that were made by the Debtors after the Petition Date to the applicable Indenture Trustee; provided, however, that, if the Effective Date does not occur by December 31, 2000, the Estimates may need to be revised.

               (b)    Priority Tax Claims

        Priority Tax Claims include the allowed claims of governmental units entitled to a priority in right of payment under the Bankruptcy Code.

        The Plan provides that on the Effective Date, or as soon thereafter as practicable, a Creditor holding an Allowed Priority Tax Claim shall be entitled to receive in full satisfaction, settlement, release, and discharge of such Allowed Priority Tax Claim (a) deferred Cash payments in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim plus interest on the unpaid portion thereof at the rate of seven percent (7%) per annum from the Effective Date through the date of payment thereof or (b) such other treatment as to which Levitz and such Creditor shall have agreed upon in writing. If deferred Cash payments are made to a Creditor holding an Allowed Priority Tax Claim, payments of principal shall be made in annual installments, each such installment amount being equal to 10 percent of such Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on the Initial Distribution Date, and subsequent payments to be due on the anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis for the Allowed Priority Tax Claim shall be paid on the first Business Day following such date, together with any accrued and unpaid interest to the date of payment; and provided, further, that Levitz reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty; and provided, further, that no Creditor shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

        2.     Unimpaired Classes Of Claims

               (a)    Class 1:  Other Priority Claims

        Class 1 Other Priority Claims are entitled to a priority in right of payment under section 507(a) of the Bankruptcy Code and are not Administrative Claims or Priority Tax Claims. Examples of Other Priority Claims include unsecured Claims for accrued employee compensation, including vacation, severance, and sick-leave pay, earned within 90 days before the Petition Date, to the extent of $4,000 per employee, and contributions to employee benefit plans arising from services rendered within the 180-day period before the Petition Date, but only for such plans to the extent of the number of employees covered by such plans multiplied by $4,000, less the aggregate amount paid to such employees for accrued employee compensation.

        The Plan provides that on the Effective Date, or as soon thereafter as practicable, a Creditor holding an Allowed Class 1 Other Priority Claim shall receive in full satisfaction, settlement, release, and discharge of such Allowed Class 1 Other Priority Claim (a) Cash payment equal to the amount of such Allowed Class 1 Other Priority Claim or (b) such other treatment to which Levitz and such Creditor shall have agreed upon in writing.

               (b)    Class 2:  Setoff Claims

        Class 2 Setoff Claims are held by creditors who have asserted before the Confirmation Date a right of setoff that is valid and enforceable under section 553 of the Bankruptcy Code for the amount of such Claim and such setoff right is determined by a Final Order of the Bankruptcy Court or as otherwise agreed by the Debtors and the holder of such Claim. To the extent that such setoff right is exercised, the Unsecured Claim against the Debtors shall be reduced by the amount of the setoff.

        The Plan provides that on the Effective Date, or as soon thereafter as practicable, a Creditor holding an Allowed Class 2 Setoff Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2 Setoff Claim, shall (a) be entitled to set off such Allowed Class 2 Setoff Claim or (b) receive such other treatment as to which Levitz and such Creditor shall have agreed upon in writing.

               (c)    Class 3:  Miscellaneous Secured Claims

        Class 3 Miscellaneous Secured Claims are Secured Claims under section 506(a) of the Bankruptcy Code other than any Claims arising under the DIP Credit Agreement or the Household Agreement. Each holder of a Miscellaneous Secured Claim shall be deemed to be in a separate subclass.

        The legal, equitable and contractual rights of holders of Allowed Class 3 Miscellaneous Secured Claims shall be Reinstated by the Plan. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of Reorganized Levitz securing such Claims shall survive the Effective Date and continue in accordance with the contractual terms or statutes governing such liens until, as to each Creditor holding an Allowed Class 3 Miscellaneous Secured Claim, such Claim is paid in full. Any failure by Levitz to object to such Claims during the Chapter 11 cases shall not prejudice the rights of Reorganized Levitz to contest or otherwise defend against such Claims in the appropriate forum when and if sought to be enforced by the Creditors holding them.

        3.     Impaired Classes of Claims

               (a)    Class 4: Small Unsecured Claims

        Class 4 Small Unsecured Claims are Allowed Claims as of the Effective Date that are not Administrative Claims, Priority Tax Claims, Other Priority Claims, Setoff Claims, Miscellaneous Secured Claims, Subordinated Claims, or Intercompany Claims and are allowed in an amount of $40,000 or less (the "Cut-Off Amount") on the Effective Date. The Cut-Off Amount may be amended by Levitz in its sole discretion to ensure that after all distributions are made, there will be less than 300 shareholders of LHFI, provided that Levitz has adequate cash available to fund the payments to holders of Class 4 Small Unsecured Claims.

        Class 4 Small Unsecured Claims are comprised of four subclasses. The Plan provides that a holder of an Allowed Class 4 Small Unsecured Claim
- which includes Allowed General Unsecured Claims equal to or less than $40,000 arising from (i) the 13.375% Senior Notes due October 15, 1998 (Class 4.02), (ii) the 9.625% Senior Subordinated Notes due July, 2003 (Class 4.03), (iii) the Senior Deferred Coupon Debentures due June 15, 2002 (Class 4.04), and (iv) all other General Unsecured Claims, including trade claims, rejection claims for prepetition contracts and leases, and personal injury claims (Class 4.01) - shall receive a distribution, in the amount set forth below, in Cash in full satisfaction, settlement, release, and discharge of such Allowed Class 4 Small Unsecured Claim, including any right of contractual subordination under the Senior Note Indenture and the Senior Notes. The approximate percentage recovery of such Allowed Class 4 Small Unsecured Claims shall be as follows:


                     Approximate
    Subclass       % Distribution
    --------       --------------

    4.01                  9.4%
    4.02                 12.6%
    4.03                  6.3%
    4.04                  9.4%

        The treatment of Subclasses 4.02 and 4.03 incorporates a settlement of subordination issues in the form of a 2 to 1 step down between the 13.375% Senior Notes due October 15, 1998 and the 9.625% Senior
Subordinated Notes due July, 2003. This settlement was reached after extensive negotiations between the largest holders of these securities.

               (b)    Class 5: General Unsecured Claims

        Class 5 General Unsecured Claims are Claims that are not Administrative Claims, Current SERP Claims Priority Tax Claims, Other Priority Claims, Setoff Claims, Miscellaneous Secured Claims, Small Unsecured Claims, Subordinated Claims, or Intercompany Claims, and includes without limitation, Senior Note Claims, Senior Deferred Coupon Debenture Claims, Subordinated Note Claims, Pre-petition SERP Claims, trade claims, rejection claims relating to prepetition contracts and leases and personal injury claims, not covered by insurance.

        Class 5 General Unsecured Claims are comprised of four subclasses. Holders of Allowed Class 5 General Unsecured Claims - which include Claims in excess of $40,000 arising from (i) the 13.375% Senior Notes due October 15, 1998 (Class 5.02), (ii) the 9.625% Senior Subordinated Notes due July, 2003 (Class 5.03), (iii) the Senior Deferred Coupon Debentures due June 15, 2002 (Class 5.04), (iv) all other General Unsecured Claims, including trade claims, rejection claims for prepetition contracts and leases, and personal injury claims (Class 5.01) - shall receive in total, a distribution of approximately 7.0% of the LHFI Initially Issued and Outstanding Common Stock, in full satisfaction, settlement, release, and discharge of such Allowed Class 5 General Unsecured Claims, including any right of contractual subordination under the Senior Note Indenture and the Senior Notes. The distribution of LHFI Stock to holders of Allowed Class 5 General Unsecured Claims is subject to a final determination of the amount of Allowed Claims in these cases and depends on the nature of the claim made. It is anticipated that distributions will be made in approximate accordance with the following table:


                                             Approximate        Approximate
        Subclass         Estimated Claims    % Ownership      % Distribution
        --------                             -----------      --------------

          5.01         $  99.6 million          2.3%               9.4%
          5.02         $  96.4 million          3.0%              12.6%
          5.03          $101.3 million          1.6%               6.3%
          5.04        $    8.7 million          0.2%               9.4%
                       ---------------

         Total          $306.0 million


        The treatment of Subclasses 5.02 and 5.03 incorporates a settlement of subordination issues in the form of a 2 to 1 step down between the 13.375% Senior Notes due October 15, 1998 and the 9.625% Senior
Subordinated Notes due July, 2003. This settlement was reached after extensive negotiations between the largest holders of these securities.

        The above estimates of Class 5 percentage ownership of LHFI equity assume (1) a New Investor equity dilution of $26.8 million and (2) the claims estimates as set forth above. These estimates are subject to change, and, accordingly, actual distributions may very from the estimates set forth above.

               (c)    Class 6:  Subordinated Claims

        Class 6 Subordinated Claims are Claims (i) arising from fines, penalties or punitive damages; or (ii) arising from rescission of a purchase or sale of a security of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim, or (iii) otherwise subject to subordination under 11 U.S.C. ss. 510(b) or (c).

        The Plan provides that a Creditor holding a Class 6 Subordinated Claim shall not receive or retain any property or interest in property on account of such Class 6 Subordinated Claim.

               (d)    Class 7:  Intercompany Claims

        Class 7 Intercompany Claims are Claims held by a Debtor against another Debtor.

        The Plan provides that, on the Effective Date, all Class 7 Intercompany Claims shall be cancelled, and their holders shall not receive or retain any property or interest in property on account of their Class 7 Intercompany Claims.

        4.     Impaired Class of Interests

                      Class 8:  Interests

        Class 8 Interests are the rights of any current or former holder or owner of Old Equity Securities authorized and issued before the Confirmation Date.

        The Plan provides that, on the Effective Date, all Class 8 Interests shall be cancelled and the Interest Holders shall not receive or retain any property or interest in property on account of their Class 8 Interests.

C.      MEANS OF PLAN IMPLEMENTATION

        1.     Cancellation Of Existing Securities

        The Plan provides that on the Effective Date, except as otherwise provided for herein, the Existing Securities shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any Person. The holders of such cancelled Existing Securities shall have no rights against Reorganized Levitz or LHFI arising from or relating to such Existing Securities or the cancellation thereof, except the rights provided herein.

        2.     Substantive Consolidation

        The Plan requires entry of an order substantively consolidating the Debtors' Estates and Chapter 11 cases for purposes of all actions associated with confirmation and consummation of the Plan. On the Confirmation Date or such other date after the Effective Date as may be set by an order of the Bankruptcy Court (i) all Intercompany Claims will be eliminated, (ii) all assets of the Estates will be consolidated into a single Estate, (iii) any obligation of a Debtor and all guarantees thereof by one or more other Debtors will be deemed to be a single obligation of Levitz, and (iv) each Claim filed or to be filed against any Debtor will be deemed filed only once against Levitz and will be deemed a single Claim against and a single obligation of Levitz. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor will be released and of no further force and effect.

        Unless the Bankruptcy Court has ordered substantive consolidation of the Chapter 11 cases before the Confirmation Hearing, the Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Debtors' Chapter 11 cases. If no objection to substantive consolidation is timely filed and served by any holder of a Claim in a Class impaired by the Plan on or before the deadline for submitting objections to the Plan or such other date as may be established by the Bankruptcy Court, an order approving substantive consolidation (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 cases and the objections thereto will be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

        3.     Termination of DIP Facility

        The Plan provides that, on the Effective Date, all obligations of Levitz under the DIP Facility shall be paid or otherwise satisfied in full in accordance with the terms of the DIP Facility. Without limiting the foregoing, with the consent of the DIP Lenders, any letters of credit that have not expired will be replaced with letters of credit as a part of the Post-Confirmation Financing Agreement. Upon payment or satisfaction in full of all obligations under the DIP Facility in accordance with the terms thereof, all liens and security interests granted to secure such obligations will be deemed cancelled and will be of no further force and effect.

        4.     The Creditors' Committee

        The Creditors' Committee will continue in existence until the Effective Date, at which time it will be dissolved and its members will be released from all their duties, responsibilities and obligations in connection with the Chapter 11 cases or the Plan and its implementation, except that the Creditors' Committee will continue in existence for the limited purpose of reviewing and, if necessary, objecting to final applications for Professional Fees and opposing any appeal of the Confirmation Order. The retention or employment of the Creditors' Committee's attorneys, accountants, and other agents, will terminate when the Creditors' Committee's existence terminates. All Allowed expenses of Creditors' Committee members and the Allowed fees and expenses of their professionals through the Effective Date will be paid by Reorganized Levitz in accordance with the terms and conditions of the Professional Fee Order and all such reasonable fees and expenses incurred after the Effective Date will be paid by Reorganized Levitz.

        D.     MISCELLANEOUS

        1. Litigation Concerning Management Agreement and Shared Services Agreement

        On April 27, 2000, other shareholders of Seaman, including T. Rowe Price Recovery Fund, L.P. ("Rowe") and Carl Marks Management Co., L.P. ("Marks"), commenced an action in the Chancery Court for the State of Delaware to enjoin transactions involving Seaman and Levitz that were proposed as part of an earlier Levitz reorganization plan. Rowe and Marks, inter alia, alleged that the earlier Seaman-Levitz transactions were intended solely to benefit the majority shareholder of Seaman, entities affiliated with RAM. In addition, Rowe and Marks sued certain Seaman officers, alleging that selling their Seaman shares to RAM violated their fiduciary duties to all shareholders. Levitz moved in the Bankruptcy Court (the "Bankruptcy Court Action") for an order enjoining the Chancery Court action on the ground that the action violated the automatic stay, 11 U.S.C. ss. 362(a)(3), because it was an attempt to interfere with the property of the estate, but the Bankruptcy Court denied the motion. Subsequently, Levitz voluntarily dismissed the Bankruptcy Court Action. Levitz understands that the Chancery Court action has been settled, subject to certain conditions, pursuant to an agreement among, inter alia, Seaman, RAM, Rowe and Marks.

        2.     Officers and Directors

        The board of directors and officers of LHFI will be disclosed in a writing, which will be filed with the Bankruptcy Court seven days prior to the Confirmation Hearing.. The LHFI board of directors will be comprised of seven members, two of which will be management and five will be non-employee directors.

        3.     Post Emergence Employment Contracts

        It is anticipated that LHFI or one of its affiliates will enter into employment contracts with certain members of the senior management team.

        4.     Certificate Of Incorporation And By-Laws

        The certificates of incorporation and by-laws of LHFI shall satisfy the provisions of the Plan and the Bankruptcy Code. The certificate of incorporation of LHFI shall, among other things: (i) authorize 100,000,000 shares of LHFI Stock (as defined below), $0.01 par value per share, and
(ii) provide, under Bankruptcy Code section 1123(a)(6), for (x) a provision prohibiting the issuance of nonvoting equity securities, and (y) if applicable, a provision as to the class of securities issued pursuant to the Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

E.      DISTRIBUTIONS UNDER THE PLAN

        1.     Disbursing Agent

        The Disbursing Agent shall make all distributions required under the Plan, except for distributions to Creditors holding Debt Securities, which distributions shall be deposited with the appropriate Indenture Trustee, agent, or servicer, who shall deliver such distributions in accordance with the Plan's provisions and the terms of the relevant indenture or other governing agreement. The Disbursing Agent and the Indenture Trustees shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, in which case all costs and expenses of procuring any such bond shall be paid by Reorganized Levitz. Reorganized Levitz shall pay the reasonable fees and expenses of the Disbursing Agent and the Indenture Trustees incurred in connection with the making of the distributions.

        2.     LHFI Stock

        Under its certificate of incorporation, LHFI's authorized capital stock ("LHFI Stock") will consist of 100,000,000 shares of LHFI Stock, of which up to 25,000,000 shares will be issued under the Plan. All shares of the LHFI Stock, when issued pursuant to the Plan, will be fully paid and nonassessable. Under the Plan, as of the Effective Date, all shares of the LHFI Stock to be issued under the Plan will be issued as follows:

                                        Approximate %
               Entity                  of LHFI Stock*
               ------                  -------------

Class 5 General Unsecured Claims            7.0%
RAM (excluding its Class 5 Claims)          81.8%
Ableco Parent (or its designee)             4.7%
New Investors                               6.6%
                                            ----
                                            100%
------------------
*       Numbers may not be equal to
        100% due to rounding

        3.     Issuance of Warrants

        In addition, Ableco Parent and RAM shall receive warrants representing 4.7% of the LHFI Stock, on a pro rata basis, in respect of their $40 million and $7 million commitments in the Junior Secured Debt Facility, respectively, on a fully diluted basis, without taking into consideration the grants of equity interests of management of Levitz and Seaman to purchase up to 15% of the common stock of LHFI. The warrants will entitle Ableco Parent and RAM to purchase the stock pursuant to the warrants at a price of $8.00 per share. In addition, the management of Levitz and Seaman will subject to LHFI's board of directors' determination, receive grants of equity interests to purchase up to 15% of the common stock of LHFI on a fully diluted basis, taking into consideration the warrants issued to Ableco Parent and RAM.

        4.     Date of Distributions

        Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on the Distribution Dates, or as soon thereafter as is practicable.

        5.     Surrender Of Debt Securities

        The Plan provides that on or before the Initial Distribution Date, or as soon as practicable thereafter, all Creditors holding Debt Securities shall surrender them to the appropriate Indenture Trustee, agent, or servicer. No distribution of property hereunder shall be made to or on behalf of any Creditor holding a Debt Security that does not surrender it or reasonably establish its unavailability to the satisfaction of the appropriate Indenture Trustee, agent or servicer. Any lost, stolen, mutilated, or destroyed Debt Security shall be deemed surrendered when (i) the appropriate Indenture Trustee, agent or servicer is satisfied that such Debt Security is unavailable and (ii) the Creditor whose Claim is based on such Debt Security delivers security or indemnity to the appropriate Indenture Trustee, agent or servicer. Any Creditors holding Debt Securities that fail to (x) surrender them or cause them to be surrendered or (y) fail to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the appropriate Indenture Trustee, agent or servicer before the first anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims with respect to such Debt Securities and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized Levitz notwithstanding any federal or state escheat laws to the contrary.

        6.     Record Date For Distribution To Creditors Holding Debt Securities

        The Plan provides that, at the close of business on the Record Date, the transfer ledgers of the Indenture Trustees, agents, and servicers of the Debt Securities shall be closed, and there shall be no further changes in the record holders of the Debt Securities. Reorganized Levitz and the Indenture Trustees, agents, and servicers for such Debt Securities and the Disbursing Agent shall have no obligation to recognize any transfer of such Debt Securities occurring after the Record Date. Reorganized Levitz and the Indenture Trustees, agents, and servicers for such Debt Securities and the Disbursing Agent shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

        7.     Means Of Cash Payment

        Cash payments made under the Plan shall be in Cash, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

        8.     Interest on Claims

        Unless otherwise specifically provided for in the Plan or in the Confirmation Order or required by the Bankruptcy Code, interest shall not accrue on Claims, and no Creditor shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date the Final Distribution is made if and after such Disputed Claim becomes an Allowed Claim.

        9.     No Fractional Securities Issued

        No fractional shares of LHFI Stock shall be issued or distributed under the Plan. Each Creditor entitled under the Plan to receive LHFI Stock on account of an Allowed Claim shall receive the total number of whole shares of LHFI Stock to which such Creditor is entitled based on the total amount of Allowed Claims entitled to LHFI Stock. Any fractional interests in LHFI Stock allocated for distribution from the Unsecured Claims Distribution Reserve will continue to be held there until such interests are allocated and distributed to Creditors in connection with the Final Distribution. Once all the whole shares of LHFI Stock authorized under this Plan have been allocated and distributed, all remaining fractional entitlements to LHFI Stock shall be cancelled and shall be of no further force and effect.

F.      RESOLUTION OF DISPUTED CLAIMS

        1.     Objection Deadline

        As soon as practicable, but on or before 120 days after the Confirmation Date (or such other later date as the Bankruptcy Court may fix from time to time), Levitz or Reorganized Levitz shall file objections to Claims with the Bankruptcy Court and serve such objections on the Creditors holding the Claims to which objections are made. Nothing contained herein, however, shall limit Levitz's or Reorganized Levitz's right to object to Claims, if any, filed or amended more than 100 days after the Confirmation Date.

        2.     No Distributions Pending Allowance

        Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order.

        3.     Administrative Claims Distribution Reserve

        On the Effective Date or as soon after as is practicable, Reorganized Levitz will establish and fund with cash the Administrative Claims Reserve for the benefit of the holders of Disputed Administrative Claims, Disputed Other Priority Claims and Disputed Priority Tax Claims. The initial amount of the Administrative Claims Reserve will equal the sum of the Face Amounts of all Disputed Administrative Claims, Disputed Priority Tax Claims and Disputed Other Priority Claims. On the request of Levitz or Reorganized Levitz, the Bankruptcy Court may estimate for the purpose of the Administrative Claims Distribution Reserve the amount of a Disputed Administrative Claim, Disputed Other Priority Claim or Disputed Priority Tax Claim. Based on such estimations, the amount of the Administrative Claims Distribution Reserve may be adjusted. On the Distribution Date on which all or part of a Disputed Claim ultimately becomes an Allowed Claim pursuant to a Final Order of the Bankruptcy Court, the Disbursing Agent shall make distributions from the Administrative Claims Distribution Reserve to the holder of such Claim.

        4.     Unsecured Claims Distribution Reserve

               (a) RESERVED AMOUNTS AND ESTIMATIONS. On the request of Levitz or Reorganized Levitz, the Bankruptcy Court may estimate for the purpose of distribution the amount of Disputed Distribution Reserve Claims not otherwise treated in the Plan. The Bankruptcy Court's estimation of a Disputed Distribution Reserve Claim is the maximum amount for which such Disputed Claim may ultimately be allowed, if allowed in whole or in part. Based on such estimations, the Disbursing Agent shall reserve sufficient shares of LHFI Stock and/or Cash in the Unsecured Claims Distribution Reserve for such Claims in view of the distributions on the Initial Distribution Date to Creditors holding Allowed Class 5 General Unsecured Claims or Allowed Class 4 Small Unsecured Claims, as appropriate. If Levitz or Reorganized Levitz elect not to request such an estimation with respect to a Disputed Distribution Reserve Claim, the Disbursing Agent shall reserve LHFI Stock and/or Cash in the Unsecured Claims Distribution Reserve based on the Face Amount of such Disputed Claim.

        The Disbursing Agent also will place in the Unsecured Claims Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the LHFI Stock reserved under this Article to the extent that such property continues to be reserved at the time such distributions are made or such obligations arise.

               (b) INITIAL DISTRIBUTIONS. On the Initial Distribution Date, the Disbursing Agent shall distribute shares of LHFI Stock and/or Cash from the Unsecured Claims Distribution Reserve to each Creditor holding an Allowed Class 5 General Unsecured Claim or Allowed Class 4 Small Unsecured Claim, as applicable, in accordance with Article III of the Plan.

               (c) DISTRIBUTIONS AFTER ALLOWANCE. On the Distribution Date following the date on which all or part of a Disputed Distribution Reserve Claim ultimately becomes an Allowed Claim pursuant to a Final Order of the Bankruptcy Court, the Disbursing Agent shall distribute from the Unsecured Claims Distribution Reserve to the Creditor holding such Allowed Claim the shares of LHFI Stock or Cash that the Creditor would have received on the Initial Distribution Date for such an Allowed Claim.

               (d) FINAL DISTRIBUTION. After the Bankruptcy Court has by Final Order adjudicated or resolved all Disputed Distribution Reserve Claims, the Disbursing Agent shall distribute any unallocated shares of LHFI Stock remaining in the Unsecured Claims Distribution Reserve to Creditors holding Allowed Class 5 General Unsecured Claims in accordance with Article III of the Plan. The Final Distribution of LHFI Stock, together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, such LHFI Stock since the Effective Date will be made by the Disbursing Agent as promptly as possible. Any remaining undistributed Cash shall be returned to LHFI.

        5.     Miscellaneous

               (a) No Creditor holding a Disputed Claim will have any claim against any property reserved in the Unsecured Claims Distribution Reserve on account of such Claim until such Disputed Claim becomes an Allowed Claim. In no event will any holder of any Disputed Claim be entitled to receive from the Unsecured Claims Distribution Reserve any distribution that is greater than the amount of property reserved on account of such Claim pursuant to this Article, plus any dividends, payments, or interest accrued thereon since the Effective Date. In no event will Reorganized Levitz have any responsibility or liability for the Unsecured Claims Distribution Reserve or any property reserved thereunder or distributed therefrom.

               (b) Neither the Disbursing Agent, nor any other party, shall be entitled to vote any shares of the LHFI Stock held in the Unsecured Claims Distribution Reserve. In the event that any matter requires approval by the shareholders of Reorganized Levitz prior to the distribution of all shares of LHFI Stock from the Unsecured Claims Distribution Reserve, the shares of LHFI Stock held by the Disbursing Agent in the Unsecured Claims Distribution Reserve shall be deemed for voting purposes only not to have been issued.


G.      ADMINISTRATIVE CLAIMS BAR DATES

        1.     Professional Fees

        All final requests for payment of Professional Fees, including Creditors' Committee's expenses, must be filed no later than sixty days after the Effective Date, unless otherwise ordered by the Court. Objections to applications for Professional Fees, including Creditors' Committee's expenses, must be served on Reorganized Levitz, counsel for Reorganized Levitz, and the requesting Professional or other entity no later than thirty days after the date on which the applicable application was served. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Fees, including Creditors' Committee's expenses, shall be determined by the Bankruptcy Court.

        2.     Other Administrative Claims

        All other requests for payment of an Administrative Claim (except for Professional Fees, including the expenses of members of the Creditors' Committee) must be filed with the Bankruptcy Court and served on counsel for Levitz and the Creditors' Committee no later than thirty days after the Confirmation Date. Unless Levitz or Reorganized Levitz objects to an Administrative Claim within forty-five days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that Levitz or Reorganized Levitz objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim that is paid or payable by Levitz or Reorganized Levitz in the ordinary course of business.

H.      MISCELLANEOUS PLAN PROVISIONS

        1.     Preservation of Litigation Claims

        In accordance with Bankruptcy Code section 1123(b)(3), and except as otherwise provided in the Plan, Reorganized Levitz retains and may, in its sole discretion, enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that any Debtor or its Estate may hold against any entity, except for any preference claims arising under 11 U.S.C. ss. 547(b), which preference claims shall be dismissed or waived. Reorganized Levitz or any of its successors may pursue such retained litigation claims in accordance with the best interests of Reorganized Levitz or its successors who hold such rights of action.

        2.     Treatment of Executory Contracts and Unexpired Leases

             The Plan provides that each executory contract and unexpired lease to which any of the Debtors is a party shall be deemed automatically assumed as of the Effective Date unless (i) previously rejected by the Debtors, (ii) the subject of a motion to assume or assume and assign or reject, or extend the time to reject, assume, or assume and assign, filed on or before the Confirmation Date or (iii) listed on the schedule of rejected executory contracts and unexpired leases annexed as Exhibit A to the Plan. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption of such executory contracts and unexpired leases, pursuant to Bankruptcy Code section 365, as of the Confirmation Date. Any lease rejection shall provide that the property will be vacated within 90 days of the notice of rejection. No extension of the time to reject, assume, or assume and assign shall be for greater than 90 days after the Effective Date.

               (a) Payments related to Assumption of Executory Contracts and Unexpired Leases

        Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under Bankruptcy Code section 365(b)(1), by Cure payable by the Debtors or their designee, at the option of the Debtors, within 10 days after the Effective Date. In the event of a dispute regarding (i) the nature or the amount of any Cure, (ii) the ability of Reorganized Levitz or any assignee to provide "adequate assurance of future performance" (within the meaning of Bankruptcy Code section 365) under the contract or lease to be assumed, or
(iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption and, as the case may be, assignment.

               (b)    Bar to Rejection Damages

        If Levitz's rejection of an executory contract or unexpired lease, under the Plan or otherwise, results in a Claim, then such Claim shall be forever barred and not enforceable against Levitz or their properties unless proof of such Claim is filed with the Clerk of the Bankruptcy Court and served upon counsel to Reorganized Levitz no later than thirty days after service of the earlier of (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected.

        3.     Allocation of Plan Distributions Between Principal and Interest

        To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

        4.     Retention of Jurisdiction

        The Plan generally provides for the retention of jurisdiction by the Bankruptcy Court over the Chapter 11 cases for the purpose of determining all disputes relating to Claims, Interests and other issues presented by or arising under the interpretation, implementation or enforcement of the Plan, and to determine all other matters pending on the Confirmation Date.

        5.     Injunction Regarding Worthless Stock Deduction

        At the Confirmation Hearing, the Debtors may request that the Bankruptcy Court include in the Confirmation Order a provision enjoining any "50-percent shareholder" of LFI within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, from claiming a worthless stock deduction with respect to its Interest for any taxable year of such shareholder ending prior to the Effective Date and thereby causing an ownership change under section 382(g)(4)(D) of the Internal Revenue Code.

        6.     Revesting of Assets

        Under the Plan and pursuant to Bankruptcy Code section 1141(b), the property of all the Estates shall revest in Reorganized Levitz on the Effective Date. Thereafter, Reorganized Levitz may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of Levitz shall be vested in Reorganized Levitz free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the foregoing, Reorganized Levitz may, without application to or approval by the Bankruptcy Court, pay fees and expenses that it incurs after the Effective Date and sell any of its assets as required to pay such fees and expenses incurred after the Effective Date.

I.      MODIFICATIONS AND AMENDMENTS TO THE PLAN

        After consultation with the Creditors' Committee, RAM and Cerberus, Levitz may alter, amend, or modify the Plan or any Exhibits thereto under Bankruptcy Code section 1127(a) at any time before the Confirmation Date. After the Confirmation Date and before substantial consummation of the Plan as defined in Bankruptcy Code section 1101(2), Levitz may, under Bankruptcy Code section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

J.      EXCULPATION AND LIMITATION OF LIABILITY

        Neither Levitz, Reorganized Levitz, the Creditors' Committee, RAM, Cerberus, Ableco nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, agents, affiliates or other representatives shall have or incur any liability to any Creditor, Interest Holder or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

        Notwithstanding any other provision of this Plan, all Creditors, Interest Holders, other parties in interest, and any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and any successors or assigns of the foregoing or any professionals retained by them, shall have no right of action against Levitz, Reorganized Levitz, the Creditors' Committee, RAM, Cerberus Ableco or any of their respective present or former members, officers, directors, employees, advisors, attorneys, affiliates or agents, for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and each such Person is expressly enjoined from asserting or commencing any such action.

        On the Effective Date, each of the Debtors and Reorganized Levitz shall be deemed to have settled, released and waived any and all claims, suits and/or causes of action of any nature whatsoever that any of the Debtors or Reorganized Levitz holds or might hold or assert against any officer, director, agent, employee, advisor, accountant or attorney of any Debtor serving in such capacity immediately prior to the Effective Date.


                    IX. CERTAIN FACTORS TO BE CONSIDERED

A.      GENERAL CONSIDERATIONS

        There are events that could occur and risks associated with the Debtors' reorganization. These risk factors include, but are not limited to, the following:

B.      CERTAIN BANKRUPTCY CONSIDERATIONS

        1.     Objection to Classifications.

        Bankruptcy Code ss. 1122 provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interest of such class. The Debtor believes that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court would reach the same conclusion.

        2.     Risk of Nonconfirmation of the Plan.

        Even if all Classes of Claims that are entitled to vote to accept the Plan, the Plan might not be confirmed by the Bankruptcy Court. Bankruptcy Code ss. 1129 sets forth the requirements for confirmation and requires, among other things, that the confirmation of a reorganization plan is not likely to be followed by the liquidation or the need for further financial reorganization, and that the value of distributions to dissenting creditors and Interest Holders not be less than the value of distributions such creditors and interest holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Court. The Debtors believe that the Plan satisfies all the requirements for confirmation of a reorganization plan under the Bankruptcy Code. There can be no assurance, however, that the Bankruptcy Court would also conclude that the requirements for Confirmation of the Plan have been satisfied.

C.      LITIGATION

        The Debtors have been named as a defendant in a variety of litigations. The Debtors expect that they will continue to be named as a defendant in future litigation, although the Debtors do not expect such litigation to have a material adverse impact on the Debtors' performance under the Plan.

D.      ILLIQUID REORGANIZED EQUITY

        The Debtors do not anticipate that the LHFI Stock distributed under the Plan will be publicly traded; therefore, LHFI will not file financial statements and other reports with the SEC as a reporting company. There can be no assurance when, and if, LHFI will become a publicly traded company or file public reports. Even if it became a publicly traded company or filed public reports, there can be no assurance that a market will develop for LHFI's stock.

        LHFI will provide shareholders with unaudited quarterly financial statements following the completion of each fiscal quarter, and audited financial statements following each fiscal year end. These statements will be accompanied by management comments regarding trends of operations, liquidity and use of capital.

E.      UNLIQUIDATED CLAIMS

        Numerous unliquidated claims have been filed against the Debtors' estates, including personal injury claims. Levitz intends to evaluate such personal injury claims using several factors, including (i) severity of injury (ii) amount of medical bills and other out-of-pocket expenses, (iii) permanence of injury and (iv) apportionment of liability.

F.      INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

        The Projections (as defined herein) set forth in Exhibit E cover LHFI's operations through the fiscal year ending March 31, 2005. The Projections provided in the disclosure statement have been prepared by Levitz's management with the assistance of its financial advisors, The Blackstone Group, L.P., and incorporate projections prepared independently by Seaman management solely with respect to Seaman. These Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by Levitz's management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the respective management's control. No representations can be made as to the accuracy of these financial projections or to LHFI's ability to achieve the projected results. Some assumptions inevitably will not materialize. Further, events and circumstances occurring subsequent to the date on which these projections were prepared may be different from assumed or, alternatively, may have been unanticipated and thus the occurrence of these events may affect financial results in a material and possibly adverse manner. The Projections, therefore, may not be relied upon as a guaranty or other assurance of the actual results that will occur.

        Finally, the Projections include assumptions as to the fair value of LHFI's assets and actual liabilities as of the effective date. LHFI will be required to make such estimations as of the effective date. Such determination will be based upon the fair values as of that date, which could be materially greater or lower than the values assumed in the foregoing estimates.

        Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

        Estimates of value do not purport to be appraisals nor do they necessarily reflect the values which may be realized if assets are sold. The estimate of value represents a hypothetical reorganized equity value assuming the implementation of managements' projections as well as other significant assumptions. Such estimate was developed solely for purposes of formulating and negotiating a plan of reorganization and analyzing the projected recoveries thereunder.

        The estimated equity value is highly dependent upon achieving the future financial results set forth in the Projections as well as the realization of certain other assumptions which are not guaranteed.

        The valuation set forth herein represents an estimated reorganization equity value and does not necessarily reflect the value that could be attained in public or private markets. The reorganization equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market value. Such trading value, if any, may be materially different from the reorganization equity value presented herein. Furthermore, it is anticipated that the equity of LHFI will not be publicly traded upon emergence from bankruptcy. This may materially impact the trading value of the equity.

G.      DIVIDENDS

        The Debtors do not anticipate that any dividends will be paid with respect to the LHFI Stock in the near-term.

H.      EXIT FINANCING

        The Debtors are discussing with several lenders the possibility of them providing exit financing; however, the Debtors have not yet received commitments for the debt and equity exit financing necessary to fund the Plan. The Debtors believe that they will be able to receive such financing. Receiving such funding is a condition to Plan effectiveness.

I.      CERTAIN TAX CONSIDERATIONS

        There are a number of material income tax considerations, risks and uncertainties associated with consummation of the Plan. Interested parties should read carefully the discussion set forth in section XI of this Disclosure Statement, entitled "Material United States Federal Income Tax Consequences of the Plan" for a discussion of the Material United States federal income tax consequences and risks for holders of claims and Levitz resulting from the transactions occurring in connection with the Plan.


              X. RESALE OF SECURITIES RECEIVED UNDER THE PLAN

        Under section 1145(a) of the Bankruptcy Code, the issuance of the LHFI Stock to be distributed under the Plan in exchange for Claims against Levitz, and the subsequent resale of such securities by entities that are not "underwriters" (as defined in section 1145(b) of the Bankruptcy Code), is not subject to the registration requirements of section 5 of the Securities Act of 1933. Because of the complex, subjective nature of the question of whether a particular holder may be an underwriter, Levitz does not make any representation concerning the ability of any person to dispose of the LHFI Stock to be distributed under the Plan.

        Section 1145(b)(1) of the Bankruptcy Code provides:

               (b)(1) Except as provided in paragraph (2) of this subsection and except with respect to ordinary trading transactions of an entity that is not an issuer, an entity is an underwriter under section 2(11) of the Securities Act of 1933, if such entity -

                      (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;

                      (B) offers to sell securities offered or sold under the plan for the holders of such securities;

                      (C) offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is -

                             (i) with a view to distribution of such
                             securities; and

                             (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

                      (D) is an issuer, as used in such section 2(11), with respect to such securities.

               (2) An entity is not an underwriter under section 2(11) of the Securities Act of 1933 or under paragraph (1) of this subsection with respect to an agreement that provides only for -

                      (A) (i) the matching or combining of fractional interests in securities offered or sold under the plan into whole interest, or

                             (ii) the purchase or sale of such fractional interests from or to entities receiving such fractional interests under the plan; or

                      (B) the purchase or sale for such entities of such fractional or whole interests as are necessary to adjust for any remaining fractional interests after such matching.

               (3) An entity other than an entity of the kind specified in paragraph (1) of this subsection is not an underwriter under section 2(11) of the Securities Act of 1933 with respect to any securities offered or sold to such entity in the manner specified in subsection (a)(1) of this section.

        Levitz recommends that recipients of securities under the Plan consult with legal counsel concerning the limitations on their ability to dispose of these securities.

        There is no present intention to register under the Securities Act of 1933 the LHFI Stock to be distributed.


               XI. MATERIAL UNITED STATES FEDERAL INCOME TAX
                          CONSEQUENCES OF THE PLAN

        THE FOLLOWING DISCUSSION WAS PREPARED BY LEVITZ AFTER CONSULTATION WITH ITS COUNSEL, SKADDEN ARPS, AND SUMMARIZES ANTICIPATED MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED IN THE PLAN TO LEVITZ AND TO THE CREDITORS AND SHAREHOLDERS OF LEVITZ. THE SUMMARY IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "IRC"), THE TREASURY REGULATIONS PROMULGATED UNDER THE IRC, JUDICIAL AUTHORITY AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE OF THIS DISCLOSURE STATEMENT AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT THAT COULD ADVERSELY AFFECT LEVITZ, ITS CREDITORS AND ITS EQUITY SECURITY HOLDERS.

        THE SUMMARY DOES NOT ADDRESS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM OR INTEREST IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO SPECIFIED TYPES OF HOLDERS OF CLAIMS OR INTERESTS SUBJECT TO SPECIAL TREATMENT UNDER THE IRC (FOR EXAMPLE, FOREIGNERS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER HOLDERS WHOSE CLAIMS OR INTERESTS ARE NOT HELD AS CAPITAL ASSETS) AND ALSO DOES NOT DISCUSS ANY ASPECT OF STATE, LOCAL, OR FOREIGN TAXATION.

        IN ADDITION, A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE CONFIRMATION DATE AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THIS DISCLOSURE STATEMENT, SUCH AS THE ENACTMENT OF ADDITIONAL TAX LEGISLATION, COURT DECISIONS OR ADMINISTRATIVE OR REGULATORY CHANGES, COULD AFFECT THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED UNDER THE PLAN. NO RULING WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE (THE "SERVICE") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN OBTAINED BY LEVITZ WITH RESPECT TO THOSE TAX ASPECTS. FURTHERMORE, LEVITZ IS NOT MAKING ANY REPRESENTATION OR WARRANTY REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY CREDITOR OR SHAREHOLDER, NOR IS LEVITZ RENDERING ANY FORM OF LEGAL OPINION AS TO THOSE TAX CONSEQUENCES. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

A.      UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO LEVITZ

        1.     Cancellation of Indebtedness Income

        A taxpayer generally must include in gross income the amount of any discharged indebtedness realized during the taxable year, except to the extent payment of the indebtedness would have given rise to a deduction. Those amounts, however, are not included in income where the discharge of indebtedness is accomplished pursuant to a plan approved by a court in a case under the Bankruptcy Code. Instead, the amount of discharged indebtedness that would otherwise have been required to be included in income will generally be applied to reduce specified tax attributes of the taxpayer under the general rules of IRC section 108 in the following order: net operating loss carryovers ("NOLs"), general business credit carryovers, capital loss carryovers, the taxpayer's basis in property and foreign tax credit carryovers. However, under IRC section 1017(b), a taxpayer is not required to reduce the aggregate bases of property held by it immediately after the discharge of its indebtedness pursuant to a court approved plan under the Bankruptcy Code below the aggregate amount of the taxpayer's liabilities immediately after such discharge.

        Under the Plan, satisfaction of the Claims would give rise to discharge of indebtedness income to Reorganized Levitz in an amount equal to the difference between (i) the sum of the adjusted issue prices of those Claims that constitute debt instruments for U.S. federal income tax purposes and the amount of those Claims that do not constitute debt instruments and (ii) the sum of (a) the amount of Cash, if any, paid by Reorganized Levitz in partial satisfaction of those Claims and (b) the fair market value of stock and other consideration issued in satisfaction of those Claims, except to the extent that the discharged Claims would have given rise to a deduction had they been paid in full and a deduction for those amounts has not already been claimed.

        Levitz estimates that as of March 31, 2000, for U.S. federal income tax purposes the amount of its indebtedness that would be impaired under the Plan would be approximately $322 million, which includes approximately $60 million of interest accrued since the Petition was filed (these sums are projected to be approximately $338 million and $77 million, respectively, at December 31, 2000). (Creditors' claims in this proceeding do not include any portion of these post-petition interest tax accruals.) Levitz estimates that the aggregate amount of consideration to be issued in satisfaction of impaired indebtedness is approximately $29 million as determined for U.S. federal income tax purposes based on the projected recoveries under the Plan and, accordingly that approximately $293 million of discharge of indebtedness would result upon consummation of the Plan (determined as of March 31, 2000, and projected to be approximately $308 million at December 31, 2000, subject to adjustment to reflect the actual figures for the tax year in which the Plan is consummated). Generally, the appropriate valuation of the consideration to be paid is subject to both legal and factual uncertainty, and thus the amount of discharge of indebtedness could differ substantially from the amounts ultimately determined by Levitz.

        Because the discharge will be accomplished pursuant to a reorganization plan under the Bankruptcy Code, Reorganized Levitz will not be required to recognize income in respect of the discharge. Instead, under the rules of IRC section 108, the amount of the discharge will reduce specified tax attributes existing after the determination of Reorganized Levitz's taxable income for the short taxable year ending at the close of the Effective Date.

        2. Amount and Use of Net Operating Loss Carryforwards and Other Tax Attributes

               (a)    General Limitation on Use of NOLs Following an Ownership
                      Change

        Based on tax returns as filed and estimates for the fiscal year ended March 31, 2000, Levitz believes that, as of March 31, 2000, it had approximately $131 million (projected to be approximately $204 million at December 31, 2000) of NOLs on a consolidated U.S. federal income tax basis ("Consolidated NOLs"). Levitz estimates that following consummation of the Plan (and application of the discharge of indebtedness and attribute reduction rules described in this discussion) Reorganized Levitz will have no Consolidated NOLs after application of the rules of IRC section 108 and, based on current estimates and projection, does not expect to be required to reduce its other tax attributes, including the tax bases of its inventory, as limited by IRC section 1017(b). See section XI.A.1 - - "United States Federal Income Tax Consequences to Levitz - Cancellation of Indebtedness Income," above.

        In general, a corporation is permitted to carry forward an unused net operating loss for 15 years (20 years for those losses incurred in taxable years beginning after August 5, 1997) following the year in which the net operating loss is incurred and may use those NOLs to offset taxable income recognized in years prior to expiration of the NOLs. The schedule set forth below shows Levitz's estimates of the approximate amount of NOLs expiring in each of the years indicated.


                          EXPIRATIONS OF CONSOLIDATED NOLS
                          AS OF MARCH 31, 2000 (ESTIMATED)
------------------------------------------------------------------------------
                Expires Tax                        Approximate Pre-Plan NOLs
            Year Ending March 31                      ($ Millions omitted)
--------------------------------------------      ----------------------------

                2001 - 2012                                        -
                    2013                                           8
                    2014                                          67
                    2019                                          53
                    2020                                           3
                                                               --------
                   TOTAL                                         131
                                                               ========
------------------------------------------------------------------------------


        As a result of the issuance of LHFI Stock to holders of Class 5 Claims under the Plan and LHFI's acquisition of all of the common stock of Reorganized LFI, Levitz will experience an "ownership change" as defined in IRC section 382(g). In general, an ownership change for these purposes occurs when the total percentage of stock (determined on the basis of value) of a loss corporation owned by one or more "5% shareholders" of the loss corporation has increased by more than 50 percentage points of the total amount of stock in the corporation over the lowest total of the percentage of the stock that was owned by those "5% shareholders" at any time during the applicable testing period under rules attributing stock owned by an entity (including a corporation) to its owners. For these purposes, specified "public groups" of less than 5% shareholders are treated as a single 5% shareholder. The testing period is generally the shorter of (i) three years or (ii) the period of time since the corporation's most recent prior ownership change. Levitz's ownership change should occur on the Effective Date (the "Change Date").

        Section 382 of the IRC generally restricts a corporation's use of its pre-Change Date losses after the corporation undergoes an ownership change by limiting the amount of income earned by the corporation after the ownership change that may be offset by the losses that arose prior to the ownership change to an annual amount equal to the equity value of the corporation on the Change Date multiplied by the "long term tax-exempt rate" applicable to ownership changes occurring on the Change Date (the "Section 382 Limitation"). A corporation's pre-Change Date losses include its NOLs and certain built-in losses and deductions that arose or are allocable to days prior to or including the Change Date. The long term tax-exempt rate is adjusted monthly and is 5.53% for ownership changes occurring in October 2000 but may be different for the Effective Date. The value of a corporation's equity used in computing the Section 382 Limitation is limited to the lesser of (i) the value of its stock immediately after the ownership change taking into account the effect of the discharge of indebtedness occurring on the Effective Date or (ii) the value of its pre-change assets determined without regard to liabilities immediately before the ownership change. Additionally, net unrealized built-in gains and losses at the time of the ownership change determined under IRC section 382(h) affect the application of the Section 382
Limitation: the annual limitation is increased by such gains when recognized and such losses when recognized are treated as losses that arose before the Change Date. Where the general Section 382 Limitation applies, if a corporation does not continue its pre-ownership change business enterprise for two years following the Change Date, its Section 382 Limitation will be zero (the "Continuity of Business Requirement"). The general Section 382 Limitation will be applied to Levitz's consolidated U.S. federal income tax group as if such group consisted of a single entity and will not be applied separately to the members of such group. However, the application of IRC Section 382 to consolidated groups such as Levitz is uncertain because the relevant regulations provide only partial guidance. For example, regulations published late in June 1999 clarify that the Continuity of Business Requirement applies on a consolidated basis, but those same regulations specifically reserve generally on providing guidance for corporations in a title 11 case. Despite this uncertainty, Levitz intends to apply the general Section 382 Limitation by treating references in the limitation to "assets" and "liabilities" as reference to "consolidated assets" and "consolidated liabilities" determined after elimination of intercompany items.

        A second ownership change that occurs following the Effective Date would subject Reorganized Levitz's use of its pre-Change Date losses to a second application of the general Section 382 Limitation, and could substantially impair or eliminate the use of NOLs and other tax attributes existing at the time of the second ownership change. There are no restrictions on the transferability of LHFI Stock to avoid an ownership change of Levitz following the Effective Date. ACCORDINGLY, HOLDERS OF CLAIMS SHOULD NOT DEPEND UPON THE CONTINUED EXISTENCE OR USE OF LEVITZ'S PRE-CHANGE DATE LOSSES FOLLOWING CONSUMMATION OF THE PLAN.

               (b)    The Bankruptcy Exception

        Notwithstanding an ownership change, the Section 382 Limitation does not apply (unless the corporation elects for it to apply), where (i) immediately before the ownership change the corporation is under the jurisdiction of a court pursuant to Chapter 11 of the Bankruptcy Code, (ii) the ownership change results from the court-approved plan of reorganization and (iii) the post-reorganization stock ownership of the corporation satisfies specified conditions (the "Bankruptcy Exception"). If the Bankruptcy Exception applies to a corporation, the corporation's pre-Change Date losses are reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the effective date of the reorganization. The stock ownership condition requires that the stockholders and specified creditors of the corporation (described below), determined immediately before the ownership change, own (after the ownership change and as a result of being stockholders or creditors immediately before the change) in the aggregate, stock of the reorganized corporation having 50% or more of both the value and voting power of the total outstanding stock of the reorganized corporation. For purposes of the Bankruptcy Exception, stock received by creditors in satisfaction of their debt claims against the corporation will only be counted to the extent the creditors received the stock in satisfaction of (i) indebtedness held by the creditors for at least 18 months before the filing of the Chapter 11 petition with respect to the corporation or (ii) indebtedness which arose in the ordinary course of the trade or business of the corporation and which at all times has been held by the creditors. For purposes of determining whether the post-reorganization stock ownership requirements are met, Reorganized Levitz generally must determine whether a creditor who becomes a 5% shareholder as a result of the reorganization held the debt for the requisite 18 months prior to the commencement of the Chapter 11 Case, and may rely on a written statement of the creditor, signed under penalties of perjury, to that effect. In general, absent actual knowledge to the contrary, Reorganized Levitz may presume that a creditor that is not a 5% shareholder immediately after the ownership change held the debt for the required 18-month period.

        After the Effective Date, Levitz will evaluate whether the Bankruptcy Exception could be applicable to it and, if applicable, whether the application of the Bankruptcy Exception would be beneficial or whether to elect to have the general Section 382 Limitation apply in lieu of the Bankruptcy Exception. However, as of the date hereof, Levitz does not expect that the Bankruptcy Exception will be available to it.

               (c)    Section 269 of the IRC

        Section 269 of the IRC grants the Internal Revenue Service (the "Service") the power to disallow any deduction, credit or allowance (including the use of NOLs and built in losses and deductions) where a corporation undertakes specified transactions including the acquisition of control of another corporation for the principal purpose of avoiding or evading U.S. federal income taxes. IRC section 269 should not apply to LHFI's acquisition of control of Levitz because the strategic business purposes for the acquisition of Levitz by LHFI exceed in importance any purpose to reduce U.S. federal income taxes. Additionally, in the case of an ownership change to which the Bankruptcy Exception applies, Treasury Regulation section 1.269-3(d) provides specifically that unless the corporation carries on "more than an insignificant amount" of an active trade or business (which does not have to be the historic trade or business) during and subsequent to the Title 11 or similar case, an acquisition of control is considered to be made for the prohibited purpose, absent strong evidence to the contrary. The determination of whether more than an insignificant amount of business is being carried on is based on all the facts and circumstances, including the amount of business assets that remain in use and the number of employees who continue employment. As described in this Disclosure Statement, Levitz intends to continue operating in substantially the same businesses in which it now operates. Furthermore, Levitz intends to take the position that IRC section 269 and the related Treasury regulations would not apply, even where the ownership change qualifies for the Bankruptcy Exception, because, among other things, Levitz expects that on a consolidated basis it will carry on a significant amount of an active trade or business. In conclusion, although there can be no certainty due to the factual nature of the IRC section 269 inquiry and uncertainty as to the application of IRC section 269 to a consolidated group, Levitz believes that the application of IRC section 269 should not adversely affect any built-in losses or deductions that it will retain after the Effective Date and that, subject to the other risks and limitations described in this tax discussion, any built-in losses or deductions should be available to be used against future operating income. Moreover, Reorganized Levitz would vigorously contest any challenge brought by the Service under IRC section 269.

               (d)    Consolidated Return Rules

        In addition to the foregoing limitations affecting Levitz's Consolidated NOLs and other tax attributes, complex rules in the consolidated return Regulations may limit the use of Levitz's pre-Effective Date tax attributes as a deduction against the income of subsidiaries that are acquired after the Effective Date and join in filing a consolidated return with LHFI. Accordingly, holders of Claims should not depend on the use of Levitz's pre-Effective Date Consolidated NOLs or other tax attributes following consummation of the Plan to reduce the U.S. federal income taxes on income earned by Seaman or other subsidiaries of LHFI that may be acquired after the Effective Date.

        3.     Deductions of Accrued Interest by Reorganized Levitz

        To the extent a portion of the consideration issued to creditors pursuant to the Plan is attributable to accrued and unpaid interest on their Claims, Reorganized Levitz would be entitled to interest deductions in the amount of the accrued interest, to the extent Levitz has not already deducted the amounts. Although the amount of consideration allocable to accrued interest where creditors are receiving less than the full principal amount of their claims is unclear under present law, Levitz intends to allocate the full amount of the consideration transferred to Creditors pursuant to the Plan to the principal amount of the Creditors' Claims and to take the position that no amount of the consideration to be received by creditors pursuant to the Plan is attributable to accrued interest on the creditors' Claims.

        4.     Alternative Minimum Tax

        For purposes of computing a corporation's regular tax liability, all of the taxable income recognized in a taxable year generally may be offset by the carryover of NOLs (to the extent permitted under the IRC). Although all of the corporation's regular tax liability for a given year may be reduced to zero by virtue of its NOLs, in any given year, the corporation may be subject to the alternative minimum tax ("AMT"). The AMT imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the IRC which eliminate or limit the availability of specified tax deductions and which include as income specified amounts not generally included in computing regular tax liability. Of particular importance to Reorganized Levitz is that in calculating AMTI, only 90% of its AMTI may be offset by net operating loss carryovers (as computed for these purposes). Thus, in any year for which Reorganized Levitz may be subject to the AMT, even if it had net operating loss carryovers which could be used to reduce its entire AMTI to zero, any AMTI recognized would be taxable at an effective rate of 2% (i.e., 10% of the 20% AMT tax rate).

B. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS

        1. Class 1 (Other Priority Claims), Class 2 (Setoff Claims) and Class 4 (Small Unsecured Claims)

        On the exchange of its Claim for Cash or in setoff, each Holder of a Class 1, Class 2 or Class 4 Claim will recognize gain or loss measured by the difference between the amount realized on the exchange and its tax basis in the Claim. The amount realized will be equal to the Cash received or the amount of the Levitz claim cancelled in setoff, as applicable, to the extent not allocable to interest. Furthermore, a holder of a Class 2 Claim will be treated as if it had satisfied such claim of Levitz with a cash payment equal to the amount of that claim. The character and taxation of any recognized gain or loss will depend on the status of the Creditor, the nature of the Claim in the Creditor's hands (including whether the Claim was acquired with any "market discount" and whether the Creditor has claimed a "bad debt or loss deduction" with respect to its Claim), the Creditor's holding period and the nature of the related claim of Levitz. See sections XI.B.5-6 --"United States Federal Income Tax Consequences to Holders of Claims and Interest - Market Discount" and "- Bad Debt or Loss Deduction," below. Each Creditor should consult with its own tax advisors regarding the consequences to it of receiving Cash or a setoff in exchange in whole or in part for its Claim.

        2.     Class 3 (Miscellaneous Secured Claims)

        Each holder of a Class 3 Claim should not recognize gain or loss on the reinstatement of its Claim. Under IRC section 1001 and the relevant Treasury Regulations, the reinstated Claim should be treated as a continuation of the original Claim. As a result, there should be no U.S. federal income tax consequences to the holder of a such Class 3 Claim.

        3.     Class 5 (General Unsecured Claims)

               (a)    General

        The U.S. federal income tax consequences of the implementation of the Plan to a Class 5 Creditor receiving LHFI Stock under the Plan will depend primarily on a number of factors, including whether the exchanged Claim is an obligation that constitutes a "security" for U.S. federal income tax purposes (a "Tax Security"). The term "security" is not defined in the IRC or the Treasury regulations. Whether a Claim constitutes a Tax Security is based on the facts surrounding the origin and nature of the Claim and its maturity date. Generally, stock and bonds or debentures with an original term of at least ten years have been considered to be Tax Securities. In contrast, instruments with terms of five years or less rarely qualify as Tax Securities. Levitz believes that it is likely, although not entirely free from doubt, that the Senior Notes, the Subordinated Notes and the Senior Deferred Coupon Debentures in Class 5.02,
5.03 and 5.04, respectively, would be treated as Tax Securities and, accordingly, intends to take the position that the Class 5.01 Claims are not Tax Securities for U.S. federal income tax purposes. Additionally, the character and taxation of any gain or loss will depend on the status of the Creditor, the nature of the Claim in the Creditor's hands (including whether the Claim was acquired with any "market discount" and whether the Creditor has claimed a "bad debt or loss deduction" with respect to its Claim) and the Creditor's holding period. See sections XI.B.5-6 --"United States Federal Income Tax Consequences to Holders of Claims and Interest - Market Discount" and "- Bad Debt or Loss Deduction," below. Each Class 5 Creditor should consult with its own tax advisors regarding the consequences to it of receiving LHFI Stock in exchange for its Claim.

        Although the matter is not free from doubt, Levitz intends to take the position that for federal income tax purposes, the exchange of Class 5 Claims for LHFI Stock will be treated as if, first, the holder of such Claim had transferred such Claim to LFI in exchange for stock of LFI in a transaction that should constitute (i) for holders of Class 5 Tax Security Claims, a recapitalization pursuant to a plan of reorganization within the meaning of IRC section 368(a) and (ii) for holders of Class 5 Claims that are not Tax Securities, a taxable transaction, and then, immediately thereafter, transferred such LFI stock to LHFI in exchange for LHFI Stock in a transaction that should constitute a reorganization within the meaning of IRC section 368(a) and also a transaction described within IRC section 351(a).


               (b)    Class 5 Non-Tax Security Claims

        As stated above, Levitz believes that some Class 5 Claims do not constitute Tax Securities and, thus, a holder of such a Claim who receives LHFI Stock in exchange for such Claim will be taxable on such exchange because, for federal income tax purposes, such holder should be treated as if it had first received LFI stock for such Claim in a taxable transaction and had, immediately thereafter, received LHFI Stock in exchange for such LFI stock in a transaction in which gain or loss will not be recognized. Accordingly, the aggregate basis of the LHFI Stock received by a holder of a Class 5 Claim that does not constitute a Tax Security will equal the value of such LHFI Stock on the Effective Date and the holding period of such LHFI Stock will commence on the day after the Effective Date.

               (c)    Class 5 Tax Security Claims

        Subject to the discussions of the "market discount" rules and the "bad debt and loss deduction," below, no gain or loss should be recognized by a holder of a Class 5 Tax Security Claim who receives LHFI Stock in exchange for its Claim pursuant to the Plan, except to the extent, if any, such LHFI Stock is treated as received in satisfaction of interest accrued on such holder's Claim after the beginning of its holding period ("accrued interest"). See sections XI.B.5-6 -- "United States Federal Income Tax Consequences to Holders of Claims and Interest - Market Discount," and "- Bad Debt or Loss Deduction," and section XI.B.3(d) --"United States Federal Income Tax Consequences to Holders of Claims and Interest - Class 5 (General Unsecured Claims)-Accrued Interest on Claims," below. Accordingly, the aggregate tax basis of the LHFI Stock received by a holder of a Class 5 Tax Security Claim pursuant to the Plan will be the same as the aggregate tax basis of such Claim surrendered in exchange therefor and the holding period of such LHFI Stock will include the holding period for the Claim surrendered in exchange therefor (except to the extent such LHFI Stock is attributable to accrued interest).

               (d)    Accrued Interest on Claims

        As discussed above, the manner in which consideration is to be allocated between accrued unpaid interest and principal of the Class 5 Claims for U.S. federal income tax purposes is unclear under present law. Although there can be no assurance with respect to the issue, Levitz intends to take the position that no portion of the consideration distributed to holders of Class 5 Claims pursuant to the Plan is allocable to accrued and unpaid interest on the Senior Deferred Coupon Debentures, the Subordinated Notes and the Senior Notes in Class 5. See section XI.A.3 -- "United States Federal Income Tax Consequences to Levitz - Deductions of Accrued Interest by Reorganized Levitz," above.

        A holder of a Class 5 Tax Security Claim that previously included in income accrued but unpaid interest attributable to its Claim should recognize an ordinary loss to the extent that the previously included accrued interest exceeds the amount of consideration received by the holder that is attributable to accrued interest for U.S. federal income tax purposes. To the extent the holder did not previously include in income accrued but unpaid interest attributable to its Claim, any portion of the consideration received that is allocable to accrued but unpaid interest should be recognized as ordinary income, regardless of whether the holder realizes an overall gain or loss upon the surrender of its Claim or whether the gain or loss is recognized. Based on Levitz's position that no portion of the consideration is allocable to accrued and unpaid interest on those Class 5 Claims, no income inclusion should be required.

        Notwithstanding the general discussion above, the basis of a holder of a Claim in LHFI Stock treated as received in satisfaction of accrued interest on its Claims, if any, should be equal to the amount of interest income treated as satisfied by the receipt of the LHFI Stock. Additionally, a creditor's tax holding period in that LHFI Stock should begin on the day following the date on which it has a right to receive those securities.

               (e)    Sale, Exchange or Redemption of LHFI Stock

        Subject to the "market discount" rules discussed below, the sale or exchange of LHFI Stock generally should result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in the LHFI Stock. See section XI.A.5 --"United States Federal Income Tax Consequences to Holders of Claims and Interest - Market Discount," below. Depending upon the circumstances, a redemption by LHFI of LHFI Stock may result in capital gain or loss to the holder of the stock, or may be treated as a dividend, generally taxable as ordinary income to the holder to the extent of LHFI's consolidated earnings and profits for U.S. federal income tax purposes at the time of the redemption.

        4.     Class 6 (Subordinated Claims) and Class 8 (Interests)

        Holders of Class 6 Claims and Class 8 Interests will recognize loss upon the cancellation of their Claim or Interest, to the extent of their respective basis in the Claim or Interest.

        5.     Market Discount

        The IRC generally requires holders of "market discount bonds" to treat as current interest income any gain realized on the disposition of such bonds to the extent of the market discount accrued during the holder's period of ownership. A "market discount bond" is a debt obligation purchased at a market discount, subject to a statutory de minimis exception. For this purpose, a purchase at a market discount includes a purchase after the original issue at a price below the stated redemption price at maturity. The amount of market discount on a bond generally equals the excess of (i) the stated redemption price at maturity of a debt obligation (or, in the case of a debt instrument issued with original issue discount, its "revised issue price") over (ii) the tax basis in the hands of the holder immediately after the bond's acquisition. The accrued market discount generally equals a ratable portion of the bond's market discount, based on the number of days the taxpayer has held the bond at the time of such disposition, as a percentage of the number of days from the date the taxpayer acquired the bond to its date of maturity. Also, holders of market discount bonds are required, under certain circumstances, to defer the deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry market discount bonds. Neither the rule treating accrued market discount as ordinary income on a disposition nor the rule deferring interest deductions applies if the holder of a "market discount bond" elects to include the accrued market discount in income currently. In addition, the rule treating accrued market discount as ordinary income does not apply to bonds issued on or before July 19, 1984.

        Thus, gain, if any, recognized by holders of Class 5 Claims that do not constitute tax securities will be treated as interest income to the extent of accrued market discount, if any, as of the Effective Date. However, based on an exception to the market discount rules for certain tax-free exchanges, Levitz does not expect that a holder of a Class 5 Tax Security Claim with accrued market discount at the Effective Date would be required to treat any portion of such discount as current interest income as a result of receiving LHFI Stock in exchange for such Class 5 Tax Security Claim. Nevertheless, on a subsequent disposition of the LHFI Stock received by a Creditor in exchange for such Class 5 Tax Security Claim, any realized gain will be treated as ordinary income to the extent of an allocable portion of the accrued market discount not recognized at the Effective Time.

        Holders of Claims should consult their own tax advisors as to the potential application of the market discount rules to them in light of their particular circumstances, including the effect of an election to accrue market discount on a current basis.

        6.     Bad Debt or Loss Deduction

        Under certain circumstances, a holder of a Claim may recognize ordinary income to the extent that such holder is deemed on the Effective Date to have received consideration for such Claim that represents a recovery of a prior bad debt or loss deduction, regardless of whether gain or loss would have otherwise been realized or recognized by such holder on consummation of the Plan. Holders of Claims who have taken a bad debt or loss deduction with respect to their claims should consult their own tax advisors as to the effect of such deduction in light of their particular circumstances.

        7.     Information Reporting and Backup Withholding

        Under the backup withholding rules of the IRC, holders of Claims may be subject to backup withholding at the rate of 31 percent with respect to payments made pursuant to the Plan unless the holder (i) is a corporation or comes within specified other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that it is not subject to backup withholding due to a failure to report all dividends and interest. Any amount withheld under these rules is not an additional tax but will be credited against the holder's U.S. federal income tax liability. Holders of Claims may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

        THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF THE ANTICIPATED MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN MANY AREAS, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR.


                           XII. PLAN CONFIRMATION

        Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

A.      REQUIREMENTS FOR PLAN CONFIRMATION

               At the Confirmation Hearing, the Court will determine whether the confirmation requirements specified in Bankruptcy Code section 1129(a) have been satisfied, including:

        o The Plan and Levitz comply with the applicable provisions of the Bankruptcy Code.

        o Levitz has proposed the Plan in good faith and not by any means proscribed by law.

        o Any payment made or promised by Levitz or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 cases, or in connection with the Plan and incident to the Chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

        o Levitz has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of Levitz, an affiliate of Levitz participating in a joint plan with Levitz, or a successor to Levitz under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and Interest Holders and with public policy, and Levitz have disclosed the identity of any insider that will be employed or retained by Levitz, and the nature of any compensation for such insider.

        o With respect to each class of Claims or Interests, each impaired Creditor and each impaired Interest Holder has either accepted the Plan or will receive or retain under the Plan on account of the Claims or equity held by such entity, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such entity would receive or retain if Levitz were liquidated on such date under Chapter 7 of the Bankruptcy Code. This is the so-called "Best Interests" Test.

        o The Plan provides to all Claims accorded a priority under Bankruptcy Code section 507(a) -- in this Plan, such Claims consist of Administrative Claims, Priority Tax Claims and Other Priority Claims -- payment of a value, as of the Confirmation Date, equal to the Allowed Amount of such Claims, or other treatment to which Levitz and such holders have agreed in writing.

        o At least one class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

        o Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of Levitz or any successor to Levitz under the Plan. This is the so-called "feasibility" test.

               Levitz believes that, upon satisfaction of the conditions to the effectiveness of the Plan, the Plan will satisfy all applicable statutory requirements of Chapter 11 of the Bankruptcy Code, that Levitz have complied or will have complied with all applicable requirements of Chapter 11, and that the Plan is being proposed and submitted to the Bankruptcy Court in good faith.

B.      PLAN FEASIBILITY

        Bankruptcy Code section 1129(a)(11) requires a judicial determination that confirmation of the Plan will not likely be followed by liquidation or the need for further financial reorganization of Levitz, Reorganized Levitz or LHFI.

        To demonstrate Plan feasibility, the Debtors, with the assistance of The Blackstone Group L.P. , have prepared financial projections for the period 2001 through 2005 for LHFI. These projections incorporate projections prepared independently by Seaman management solely with respect to Seaman. These projections are annexed hereto as Exhibit "E."

        The projections indicate that Reorganized Levitz should have sufficient cash flow to make the payments required under the Plan on the Effective Date and to repay and service its debt obligations and to maintain its operations. The projections provided herein have been prepared by Levitz management and incorporate projections prepared independently by Seaman management solely with respect to Seaman. These projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by Levitz management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the respective management's control. The Debtors caution that no representations can be made as to the accuracy of these financial projections or to LHFI's ability to achieve the projected results. Some assumptions inevitably will not materialize. Further, events and circumstances occurring after the date on which these projections were prepared may be different from assumed or, alternatively, may have been unanticipated and thus the occurrence of these events may affect financial results in a material and possibly adverse manner. The projections, therefore, may not be relied upon as a guaranty or other assurance of the actual results that will occur. See "CERTAIN FACTORS TO BE CONSIDERED" for a discussion of certain risk factors that may affect financial feasibility of the Plan.

C.      ACCEPTANCE OF THE PLAN

        As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

        Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, a Class will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance. Claimholders who fail to vote are not counted as either accepting or rejecting a plan. Classes 6, 7 and 8 are deemed to have rejected the Plan.

D.      BEST INTERESTS OF CLAIMHOLDERS

        Under Bankruptcy Code section 1129(a)(7) (the so-called "Best Interests Test"), to confirm the Plan the Bankruptcy Court must determine that, with respect to each impaired Class of Claims or Interests, each holder of an impaired Claim or Interest in such Class either (i) has accepted the Plan or (ii) will receive or retain property of a value, as of the Effective Date of the Plan, not less than the amount that such holder would receive or retain on account of such Claim or Interest if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Accordingly, the Debtors and their advisors have considered the effect that conversion of the Chapter 11 cases to Chapter 7 would have on distributions to various Classes of Claims and Interests. The comparison of recoveries for impaired Classes indicates that recoveries under the Plan are at least equal to, and in some cases better than, those expected in a liquidation under Chapter 7, therefore satisfying the Best Interests Test.

E.      LIQUIDATION ANALYSIS

        As noted above, the Debtors believe that under the Plan all holders of impaired Claims and impaired Interests will receive property with a value not less than the value such holder would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. To estimate the likely returns to holders of Claims and Interests in a Chapter 7 liquidation, the Debtors determined the amount of liquidation proceeds that would be available for distribution to, and the allocation of such proceeds among, the Classes of Claims and Interests based on their relative priority. In conducting this analysis, the Debtors were assisted by The Blackstone Group, L.P., financial advisors to the Debtors.

        The relative priority of distribution of liquidation proceeds with respect to any Claim or Interest depends on (i) its status as secured, priority unsecured or nonpriority unsecured and (ii) its relative subordination (including both contractual subordination, (e.g., as is provided for in the Subordinated Notes) and statutory subordination (e.g., as is required by section 510(b) of the Bankruptcy Code). In view of the expected substantive consolidation of the Debtors' Estates, a consolidated liquidation analysis is appropriate.

        In general, liquidation proceeds would be allocated in the following priority: (i) first, to the Claims of secured creditors to the extent of the value of their collateral; (ii) second, to the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtors' Chapter 7 cases, including tax liabilities incurred in the Chapter 7 cases; (iii) third, to the unpaid Administrative Claims of the Debtors' Chapter 11 cases; (iv) fourth, to Priority Tax Claims and other Claims entitled to priority in payment under section 507 of the Bankruptcy Code; (v) fifth, to general unsecured claims; (vi) sixth, to Subordinated Claims, if any, (vii) seventh, to Interests. As described more fully below, the Debtors' management believes that in a Chapter 7 liquidation, based on the priorities outlined above, the proceeds remaining after satisfaction of all Administrative Claims, Priority Tax Claims, Other Priority Claims, and Secured Claims will not be sufficient to pay any unsecured claims, and no distributions would be made to holders of Subordinated Claims or Interests. In the liquidation analysis attached hereto as Exhibit F, Levitz and The Blackstone Group L.P. have assumed that wind-down costs, severance and professional fees will be paid before secured claims, which depends on secured creditor consent or a court order.

        In reaching this conclusion, the Debtors and their advisors made a number of assumptions, which are set forth below, and estimates regarding anticipated differences in expenses, fees, asset recoveries, claims litigation and settlements, recoveries on rates, deposits and escrows, and total claims filed that could occur if the Debtors' Chapter 11 cases were converted to Chapter 7 liquidation. The liquidation analysis is annexed hereto as Exhibit "F".

        These estimates and assumptions are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Accordingly, there can be no assurance as to values that would actually be realized in a Chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept the Debtors' conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

        1.     Assumptions

        The Debtors have made a number of assumptions, which are set forth on Exhibit F.

        2.     Distributions; Absolute Priority

        Under a Chapter 7 liquidation, all secured claims are required to be satisfied from the proceeds of the collateral securing such claims before any such proceeds would be distributed to any other creditors. The Debtors' liquidation analysis assumes the application of the rule of absolute priority of distributions with respect to the remaining proceeds of the Debtors, as well as application of contractual and statutory subordination. Under that scenario, no junior creditor receives any distribution until all senior creditors are paid in full. To the extent that proceeds remain after satisfaction of all Secured Claims, the proceeds would first be distributed to the holders of Administrative Claims, Priority Tax Claims and Other Priority Claims, with the balance being made available to satisfy, first, other nonpriority, unsecured Claims and, last, Interests. Based on the liquidation assumptions of the Debtors' management, the Debtors believe that the liquidation and distribution of the Debtors' assets in a Chapter 7 case would be insufficient to pay holders of General Unsecured Claims a distribution.

        3.     Conclusion

        In summary, the Debtors believe that a Chapter 7 liquidation of the Debtors would result in a substantial diminution in the value to be realized by the holders of certain Claims and delay in making distributions to all Classes of Claims entitled to a distribution. Consequently, the Debtors believe that the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

F.      PROJECTIONS AND VALUATION ANALYSIS OF LHFI

        The Debtors, with the assistance of their financial advisors, The Blackstone Group, L.P., developed a set of financial projections (set forth in Exhibit E) to assess the value of the LHFI Stock to be distributed to Class 5 under the Plan. Such financial projections also incorporate those prepared independently by Seaman management relating solely to the Seaman business. The projections and valuations set forth below and in Exhibit E are based on a number of significant assumptions including, among other things, the successful reorganization of the Debtors, an assumed Effective Date of December 31, 2000 and no significant downturn in the specific markets in which the Debtors and Seaman operate.

 THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL
                   OPERATING RESULTS AND VALUES MAY VARY.

        1.     Projections

        As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors' management has, through the development of financial projections (the "Projections"), analyzed the ability of LHFI to meet its obligations under the Plan to maintain sufficient liquidity and capital resources to conduct its business. The Projections were also prepared to assist each holder of a Claim in Class 5 in determining whether to accept or reject the Plan.

        The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the tables containing the Projections set forth herein and in Exhibit E, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Levitz's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 and Levitz's Quarterly Report on Form 10-Q for the period ended June 30, 2000 annexed hereto as Exhibits D and C, respectively, the full texts of which are incorporated herein by reference. The Projections were prepared in good faith based upon assumptions believed to be reasonable. The Projections, which were prepared in September 2000, were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of LHFI to achieve the Projections.

        THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. LEVITZ'S INDEPENDENT ACCOUNTANT, ARTHUR ANDERSEN, AND SEAMAN'S INDEPENDENT ACCOUNTANT, DELOITTE & TOUCHE, HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

        LHFI WILL BE A NEWLY CREATED ENTITY AND, AS SUCH, HAS NOT PUBLISHED PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. IT IS ANTICIPATED THAT LHFI DOES NOT INTEND TO, AND WILL DISCLAIM ANY OBLIGATION TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF LHFI STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

        THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED BY LEVITZ MANAGEMENT WITH THE ASSISTANCE OF THE BLACKSTONE GROUP L.P. AND INCORPORATE PROJECTIONS PREPARED INDEPENDENTLY BY SEAMAN MANAGEMENT SOLELY WITH RESPECT TO SEAMAN. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY BOTH LEVITZ AND SEAMAN MANAGEMENT WITH RESPECT TO THEIR RESPECTIVE PROJECTIONS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE RESPECTIVE MANAGEMENT'S CONTROL. NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

        FINALLY, THE PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF REORGANIZED LEVITZ, AND THE FAIR VALUE OF REORGANIZED LEVITZ'S ASSETS AND LIABILITIES AS OF THE EFFECTIVE DATE. LHFI WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

        2.     Valuation

        In order to derive the value of LHFI based on the Projections, a discounted cash flow ("DCF") approach was used, involving a calculation of the present value of the free cash flows derived from the Projections. The Blackstone Group, as financial advisor to Levitz, believes that the DCF approach is an appropriate methodology for valuing LHFI given the significant improvement in projected profitability contained in the Projections, especially with respect to Levitz. As described more fully on Page E-2, Levitz has projected significant improvement in sales and margins, with EBITDA margins increasing from negative 2.6% in fiscal 2000 (the latest actual fiscal year) to 9.2% in fiscal 2005. Other traditional valuation approaches, such as current market trading multiples or comparable acquisition multiples, value a company based primarily on recent historical or projected next year financial performance. Given the recent weak, albeit improving, financial results of Levitz, these other methodologies would result in significantly lower valuations for LHFI.

        The discounted cash flow approach involves deriving the unlevered free cash flows that the consolidated LHFI companies would generate assuming the Projections were realized. These cash flows, and an estimated value for the consolidated LHFI companies at the end of the projected period (the "Terminal Value"), are discounted to an assumed emergence date of December 31, 2000 at LHFI's estimated post-restructuring weighted average cost of capital to determine LHFI's enterprise value. This analysis assumes that LHFI holds 100% of the equity of Reorganized Levitz and 100% of the equity of Seaman.

        ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUES WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF LEVITZ MANAGEMENT'S PROJECTIONS AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES HAVE BEEN DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.

        Based upon the methods described above, the estimated enterprise value for LHFI is between $454 million and $615 million, with a midpoint value of $535 million. After deducting the estimated pro rata long-term indebtedness of the consolidated LHFI companies at the Effective Date of approximately $126 million, the estimated total equity value is between $328 million and $489 million, with a midpoint value of $409 million. Therefore, assuming 25,000,000 shares of LHFI will be issued on the Effective Date, the range of values of LHFI Stock is estimated to be $13.14 to $19.57 per share, with a midpoint value of $16.35 per share.

        THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS WHICH ARE NOT GUARANTEED.

        THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE DESCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES PRESENTED HEREIN. FURTHERMORE, IT IS ANTICIPATED THAT THE EQUITY OF LHFI WILL NOT BE PUBLICLY TRADED UPON EMERGENCE FROM BANKRUPTCY. THIS MAY MATERIALLY IMPACT THE TRADING VALUE OF THE EQUITY.

G. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE "CRAMDOWN" ALTERNATIVE

        The Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code, and they have reserved the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

        Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it is not accepted by all impaired classes of claims and interests, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm the Plan notwithstanding the rejection of an impaired class of claims or interests if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has rejected, or is deemed to have rejected, the plan.

        A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a rejecting impaired class is treated equally with respect to other classes of equal rank. A plan is fair and equitable as to a class of secured claims that rejects such plan if, among other things, the plan provides (a) (i) that the holders of claims in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims and (ii) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (b) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (a) or
(c) of this subparagraph; or (c) for the realization by such holders of the indubitable equivalent of such claims.

        A plan is fair and equitable as to a class of unsecured claims that rejects a plan, if, among other things, the plan provides (a) that each holder of a claim in the rejecting class will receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that no holder of a claim or interest that is junior to the claims of such rejecting class will receive or retain under the Plan any property on account of such junior claim or interest.

        A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that no holder of an interest that is junior to the interest of such rejecting class will receive or retain under the plan any property on account of such junior interest.

        As described above, holders of Claims and Interests in Classes 6, 7 and 8 will not receive or retain property under the Plan on account of their Claims and Interests in such Classes. Accordingly, under section 1126(g) of the Bankruptcy Code, such classes are presumed to have rejected the Plan. The Debtors (a) intend to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Classes 6, 7 and 8 and (b) reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Plan by other Classes of Claims.

        The Debtors believe that the Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the dissent of certain Classes of Claims and Interests, in view of the treatment proposed for such Classes. The Debtors believe that the treatment under the Plan of the holders of Claims and Interests in Classes 6, 7 and 8 will satisfy the "fair and equitable" test because, although no distribution will be made in respect of Claims and Interests in such Classes and, as a result, such Classes will be deemed to have rejected the Plan, no Class junior to such non-accepting Classes will receive or retain any property under the Plan. In addition, the Debtors do not believe that the Plan unfairly discriminates against any dissenting Class because all dissenting Classes of equal rank are treated equally under the Plan.

H.      CONDITIONS TO THE CONFIRMATION DATE AND THE EFFECTIVE DATE

        Conditions to the Confirmation Date. The following are conditions precedent to confirmation of the Plan:

        1. The Bankruptcy Court shall have approved by Final Order a disclosure statement with respect to the Plan in form and substance reasonably acceptable to Levitz, RAM, Cerberus, Ableco and the Creditors' Committee.

        2. The Confirmation Order shall be in a form and substance reasonably acceptable to Levitz, the Creditors' Committee, RAM, Cerberus and Ableco.

        Conditions to the Effective Date. The following are conditions precedent to the occurrence of the Effective Date:

        1. The Confirmation Date shall have occurred. The Confirmation Order shall have become a Final Order and shall not have been materially amended or modified.

        2. The Confirmation Order shall provide, among other things, that:

               (a) The provisions of the Confirmation Order are nonseverable and mutually dependent;

               (b) All executory contracts or unexpired leases assumed by Levitz during the Chapter 11 cases shall remain in full force and effect for the benefit of Reorganized Levitz notwithstanding any provisions in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibit such assignment or transfer or that enable, permit or require termination of such contract or lease; and

               (c) Except as expressly provided in the Plan, the Debtors are discharged effective upon the Effective Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and their liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement that the Debtors have either assumed or rejected in the Chapter 11 cases or pursuant to the Plan, or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

        3. LHFI and its affiliated companies shall have entered into the Senior Facility acceptable to RAM and Ableco, and the Debtors financing under that agreement shall be effective.

        4. The estimated amount of distributions to be made to holders of Allowed Class 4 Small Unsecured Claims shall be feasible in light of the Cash Levitz expects to have on the Effective Date;

        5. LHFI and/or its subsidiaries shall have entered into a revised private credit card arrangement on terms and conditions that are reasonably acceptable to the Creditors Committee, RAM and Ableco;

        6. LHFI shall have entered into the Junior Secured Debt Facility with Ableco and RAM, and delivered to Ableco Parent (or its designee) 4.7% of the Issued LHFI Stock as a facility fee and warrants to receive 4.7% of the common stock, on a pro rata basis, in respect of their participations in the Junior Secured Debt Facility;

        7. LHFI or Levitz shall have raised sufficient cash investments from New Investors on terms and conditions reasonably acceptable to RAM, Cerberus and the Creditors' Committee as contemplated in the Projections that are attached hereto as Exhibit E;

        8. One hundred percent of the common stock of Seaman shall have been transferred to LHFI on a non-recourse basis, pursuant to documentation containing terms and conditions reasonably acceptable to Seaman, RAM and the Debtors;

        9. Any applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

        10. In consideration for the transfer of Seaman stock to LHFI, LHFI shall have reimbursed RAM for out of pocket expenses (including legal fees) incurred in connection with the Chapter 11 case, including in connection with the action commenced by certain stockholders of Seaman in the Chancery Court for the State of Delaware to enjoin, inter alia, a transaction involving Seaman and Levitz and related matters; and

        11. All required board of director approvals and/or agreements between Levitz or Reorganized Levitz and Seaman shall have occurred.

I.      WAIVER OF CONDITIONS

        The Debtors, in their sole discretion, may waive the conditions set forth above, except condition number 8 to the Effective Date, without any notice to parties-in-interest or the Bankruptcy Court or without a hearing, except that the Debtors shall consult with the Creditors' Committee, RAM, Cerberus and Ableco prior to any such waiver. The failure to satisfy any condition to the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

J.      EFFECT OF CONFIRMATION AND CONSUMMATION

        On the Effective Date, the Debtors will be discharged from all Claims and Interests that exist prior to confirmation of the Plan, except for payments and distributions provided for in the Plan or in the order of the Bankruptcy Court confirming the Plan (the "Confirmation Order") or as otherwise provided in the Plan. Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays provided for in the Chapter 11 cases under section 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date. To the extent any injunction or stay is provided under the Plan or Confirmation Order, it shall remain in effect following the Effective Date. Notwithstanding the foregoing, the Debtors' obligations under ERISA shall not be affected by confirmation or consummation of the Plan, unless the Pension Plan has been terminated prior to confirmation of the Plan.

        The rights, if any, afforded in the Plan and the treatment of all Creditors and Interest Holders therein will be in exchange for, and in complete satisfaction, discharge, and release of, all Claims and Interests of any nature whatsoever, including any interest accrued thereon from and after the date of commencement of the Chapter 11 cases, against the Debtors, their estates, assets or properties or interests in property. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all such Claims against and Interests in the Debtors will be deemed satisfied, discharged, and released in full. All entities will be precluded from asserting against the Debtors, their successors, or their assets or properties, any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

      XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

        The Debtors believe that the Plan affords holders of Claims the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders.

        If the Plan is not confirmed, however, the theoretical alternatives include (a) continuation of the pending Chapter 11 cases, (b) an alternative reorganization plan or plans or (c) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.      CONTINUATION OF THE CHAPTER 11 CASES

        If the Debtors remain in Chapter 11, the Debtors could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. The Debtors could have difficulty retaining employees and market vendor relations, and will likely incur high costs and the erosion of market confidence, if the Debtors remain chapter 11 debtors-in-possession. Ultimately, the Debtors (or other parties in interest) could propose another plan or liquidate under Chapter 7 or Chapter 11.

B.      LIQUIDATION UNDER CHAPTER 7

        If no Plan is confirmed, the Debtors' Chapter 11 cases may be converted to cases under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors for distribution in accordance with priorities established by Chapter 7. Although it is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims and Interests, a discussion of the effects that Chapter 7 liquidation would have on the recoveries of holders of Claims and Interests and the Debtors' liquidation analysis are set forth below.

        The Debtors believe that in liquidation under Chapter 7, before Creditors receive any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates. The Debtors believe that liquidation under Chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because (a) the Debtors' assets would have to be sold or otherwise disposed of in a forced sale situation over a comparatively short period of time, (b) additional administrative expenses would be involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations.

C.      ALTERNATIVE PLAN OF REORGANIZATION

        If the Plan is not confirmed, the Debtors (or if the Debtors' exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve an orderly liquidation of its assets. The Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under Chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in a Chapter 11 case, and the expenses for professional fees would most likely be lower than those incurred in a Chapter 7 case. Although preferable to a Chapter 7 liquidation, the Debtors believe that a liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater returns provided by the Plan.

        The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford holders of Claims as great a realization potential as does the Plan.

                          XIV. VOTING REQUIREMENTS

        On November 1, 2000, the Bankruptcy Court entered an order (the "Procedures Order"), among other things, approving this Disclosure Statement, setting voting procedures, scheduling the hearing on confirmation of the Plan, and approving the notice of the confirmation hearing and certain related matters (the "Confirmation Hearing Notice"). A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement. It sets forth in detail, among other things, procedures governing voting deadlines and objection deadlines. The Confirmation Hearing Notice and the instructions attached to the Ballot, if any, accompanying this Disclosure Statement should be read in connection with this section of this Disclosure Statement.

        If you have any questions about the voting procedure for voting your Claim or the packet of material you received, or for all correspondence, please contact the Voting Agent:

          DELIVERY BY MAIL                   HAND OR COURIER DELIVERY
          ----------------                   ------------------------
          Donlin, Recano & Co., Inc          Donlin, Recano & Co., Inc.
          Re: Levitz Furniture, Inc.         Re: Levitz Furniture, Inc.
          P.O. Box 2034                      419 Park Avenue South, Suite 1206
          Murray Hill Station                New York, New York  10016
          New York, New York 10156-0701      (212) 481-1411
          (212) 481-1411

        If you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, at your own expense, unless otherwise specifically required by Fed. R. Bankr. P. 3017(d), please contact the Voting Agent.

A.      VOTING REQUIREMENTS

        Under the Bankruptcy Code, only Classes of Claims and Interests that are "impaired" (as that term is defined in section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan. A Class is impaired if the legal, equitable or contractual rights to which the holders of Claims or Interests are entitled are modified, other than by curing defaults and reinstating the debt. Pursuant to sections 1126(f) and (g) of the Bankruptcy Code, Classes of Claims and Interests that are not impaired are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan, and Classes of Claims and Interests whose holders will receive or retain no property under the Plan are deemed to have rejected the Plan and are not entitled to vote on the Plan. The classification of Claims and Interests is summarized, together with notations as to whether each Class of Claims or Interests is impaired or unimpaired, under the caption "Summary of the Plan." Additional information regarding voting is contained in the instructions accompanying the Ballots.

        This Disclosure Statement and the appropriate Ballot are being distributed to all holders of Claims who are entitled to vote on the Plan. There is a separate Ballot designated for each Class of Claims in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance and the term "Ballot" is used without intended reference to the Ballot of any specific Class of Claims.

        Each impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan is entitled to vote to accept or reject the Plan. Each subclass in Classes 4 and 5 shall vote separately. Ballots will be cast and tabulated on a consolidated basis, in accordance with the expected substantive consolidation of the Debtors' Chapter 11 Cases. Each unimpaired Class of Claims is deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan. Because holders of Class 6 Subordinated Claims, Class 7 Intercompany Claims, and Class 8 Interests are not entitled to receive or retain any property under the Plan, Classes 6, 7 and 8 are presumed to have rejected the Plan and, therefore, are not entitled to vote on the Plan.

        An impaired Class of Claims will have accepted the Plan if (a) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. The Procedures Order provides that any non-voting holder of a Claim who is a member of an impaired Class entitled to vote on the Plan, but in which no votes are actually cast, will be deemed to have accepted the Plan for purposes of sections 1129(a)(8) and 1129(b) of the Bankruptcy Code.

B.      SPECIAL NOTE FOR HOLDER OF SECURITIES

        The record date for determining which holders of public securities of the Debtors (the "Securities") are entitled to vote on the Plan is October 26, 2000. The indenture trustees, agents, or servicers, as the case may be, for the Securities will not vote on behalf of the holders of such Securities. Holders must submit their own Ballots.

        1.     Beneficial Owners

               (a) Any beneficial owner holding Securities as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, stamped envelope.

               (b) Any beneficial owner holding Securities in "street name" through a brokerage firm, bank, trust company, or other nominee should vote on the Plan by one of the following two methods:

                                    (i) Complete and sign the enclosed
                             beneficial owner Ballot. Return the Ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process the Ballot and return it to the Voting Agent by the Voting Deadline. If no self-addressed, stamped envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

                                    (ii) Complete and sign the
                             Pre-Validated Ballot (as defined below)
                             provided to you by your bank, brokerage firm, trust company or other nominee. Return the Pre-Validated Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

        Any Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Voting Agent a master ballot (the "Master Ballot") that reflects the vote of such beneficial owner.

        If any beneficial owner owns Securities through more than one broker, bank, or other nominee, such beneficial owner may receive multiple mailings containing the Ballots. Each such beneficial owner should execute a separate Ballot for each block of Securities that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith. Beneficial owners who execute multiple Ballots with respect to Securities held through more than one nominee must indicate on each Ballot the names of ALL such other nominees and the additional amounts of such Securities so held and voted. If a beneficial owner holds a portion of the Securities through a nominee and another portion as a record holder, such owner should follow the procedures described in subparagraph (1) (a) above to vote the portion held of record and the procedures described in subparagraph (1) (b) above to vote the portion held through a nominee or nominees.

        2.     Brokerage Firms, Banks, And Other Nominees

        An entity (other than a beneficial owner) that is the registered holder of Securities should vote on behalf of the beneficial owners of such Securities by (i) immediately distributing a copy of the Disclosure Statement and accompanying materials, all appropriate Ballots, and self-addressed return envelopes to all beneficial owners for whom it holds such Securities, (ii) collecting completed Ballots from its beneficial owners, and (iii) completing a Master Ballot compiling the votes and other information from the Ballots so collected, and (iv) transmitting such Master Ballot to the Voting Agent on or before the Voting Deadline. Such entity may also pre-validate a ballot by completing all information to be entered on the Ballot (the "Pre-Validated Ballot") and forwarding the Pre-Validated Ballot to the beneficial owner for voting. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such party.

C.      FIDUCIARIES AND OTHER REPRESENTATIVES

        If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit separate Ballots for each beneficial owner for whom they are voting.

        UNLESS THE BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL NOT BE COUNTED. TO BE COUNTED, ALL BALLOTS MUST BE ORIGINAL. PHOTOCOPIED OR FAXED BALLOTS WILL NOT BE COUNTED. IN ADDITION, THE SIGNATURE ON THE BALLOT MUST BE ORIGINAL FOR THE BALLOT TO BE COUNTED. BALLOTS THAT FAIL TO INDICATE AN ACCEPTANCE OR REJECTION OR WHICH INDICATE BOTH AN ACCEPTANCE AND REJECTION SHALL NOT BE COUNTED.

 D.     PARTIES IN INTEREST ENTITLED TO VOTE

        Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

        In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests do not actually vote on the plan.

        Any Claim as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote, unless the Bankruptcy Court, pursuant to Fed. R. Bankr. P. 3018(a), upon application of the holder of the Claim with respect to which there has been objection, temporarily allows the Claim in an amount that the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan. The procedures for seeking such temporary allowance are set forth in the Procedures Order.

        A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

E.      CLASSES IMPAIRED UNDER THE PLAN

        The following Classes of Claims are Impaired under the Plan and are entitled to vote on the Plan: Class 4 Small Unsecured Claims, including subclasses 4.01, 4.02, 4.03 and 4.04, and Class 5 General Unsecured Claims, including subclasses 5.01, 5.02, 5.03 and 5.04. Pursuant to the Procedures Order, any non-voting holder of a Claim that is a member of a Class that is entitled to vote, but in which no votes are cast, will be deemed to have accepted the Plan for purposes of sections 1129(a)(8) and 1129(b) of the Bankruptcy Code.

        Class 6 Subordinated Claims, Class 7 Intercompany Claims and Class 8 Interests will not receive or retain any distribution or property under the Plan on account of their Claims or Interests. Accordingly, they are presumed, under section 1126(g) of the Bankruptcy Code, to have rejected the Plan, and they are therefore not entitled to vote to accept or reject the Plan.

        All other Classes of Claims are not impaired under the Plan, are deemed, under section 1126(f) of the Bankruptcy Code, to have accepted the Plan, and accordingly are not entitled to vote to accept or reject the Plan. Acceptances of the Plan are being solicited only from those who hold Claims in an impaired Class whose members will (or may) receive a distribution under the Plan.

                               XV. CONCLUSION

        This Disclosure Statement was approved on November 1, 2000 by the Bankruptcy Court after notice and a hearing. The Bankruptcy Court has determined that this Disclosure Statement contains information adequate to permit holders of Claims to make an informed judgment about the Plan. Such approval, however, does not mean that the Bankruptcy Court recommends either acceptance or rejection of the Plan.

A.      HEARING ON AND OBJECTIONS TO CONFIRMATION

        1.     Confirmation Hearing

        The hearing on confirmation of the Plan has been scheduled to commence on December 8, 2000, at 2:00 p.m., Eastern Time, or as soon thereafter as counsel may be heard, before the Honorable Mary F. Walrath in the United States Bankruptcy Court, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by announcing such adjournment in open court or otherwise, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

        2.     Date Set For Filing Objections To Confirmation

        Objections, if any, to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Confirmation Hearing Notice no later than 4:00 p.m., Eastern Time, on December 4, 2000. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

B.      DOCUMENTS REFERENCED SHOULD BE READ FOR COMPLETE INFORMATION

        The statements contained herein concerning the provisions of any document are only summaries and are not necessarily complete. Thus, parties interested in a particular provision of a document should read the document itself. Each such statement is qualified in its entirety by such reference to the actual document. All of the exhibits to the Plan and this Disclosure Statement and other pleadings and orders relating to the Debtors' Chapter 11 cases are available for inspection during regular business hours (8:00 a.m. to 4:00 p.m. weekdays' (except legal holidays) at the Office of the Clerk of the Court, United States Bankruptcy Court for the District of Delaware, Marine Midland Plaza, 824 Market Street, 5th Floor, Wilmington, Delaware 19801.

C.      SOURCES OF INFORMATION FOR DISCLOSURE STATEMENT

        The information set forth in the disclosure statement is from numerous sources, including (i) the Debtors' books and records, (ii) publicly filed quarterly and annual reports and (iii) court papers.

D.      RECOMMENDATION

        The Plan provides for an equitable and early distribution to creditors. The Debtors believe that any alternative to confirmation of the Plan, such as liquidation under Chapter 7 or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs, as well as a reduction in the distributions to holders of certain Classes of Claims, particularly those in Class 5 General Unsecured Claims, and delays in making distributions to all creditors. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT AND VOTE TO ACCEPT THE PLAN.

Dated:  Wilmington, Delaware
        October 30, 2000

                                    LEVITZ FURNITURE INCORPORATED, et al.,
                                    Debtors-in-Possession

                                    By: /s/ Michael E. McCreery
                                        -------------------------------------
                                        Michael E. McCreery
                                        Senior Vice President and Chief
                                        Financial Officer

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for Levitz Furniture Incorporated, et al.,
Debtors-in-Possession

Sally McDonald Henry
Steven B. Eichel
Four Times Square
New York, New York  10036-6522
(212) 735-3000

          -and-

Gregg Galardi (I.D. No. 2991)
Eric M. Davis (I.D. No. 3621)
P.O. Box 636
One Rodney Square
Wilmington, Delaware 19899
(302) 651-3001


                                 Exhibit A

                            Reorganization Plan